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Exhibit 2.1

        EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADVENT SOFTWARE, INC.,

KAYAK ACQUISITION CORP.

AND

KINEXUS CORPORATION

Dated as of December 31, 2001

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4.19	Brokers' and Finders' Fees; Third Party Expenses	32
4.20	Employee Matters and Benefit Plans	32
4.21	Employees	34
4.22	Governmental Authorization	34
4.23	Representations Complete	35
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35
5.1	Organization, Standing and Power	35
5.2	Authority	35
5.3	Parent Capital Structure; Issuance of Shares	35
5.4	SEC Filings; Parent Financial Statements	36
5.5	No Conflict	36
5.6	Governmental Approvals	36
5.7	Form S-3	37
ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME		37
6.1	Conduct of Business of the Company	37
6.2	No Solicitation	39
ARTICLE VII ADDITIONAL AGREEMENTS		40
7.1	Stockholder Approval	40
7.2	Access to Company Information	40
7.3	Confidentiality	40
7.4	Expenses	40
7.5	Public Disclosure	41
7.6	FIRPTA	41
7.7	Reasonable Efforts	41
7.8	Notification of Certain Matters	41
7.9	Additional Documents and Further Assurances	41
7.10	Hart-Scott-Rodino Filings	42
7.11	Employees	42
7.12	Benefit Plan Termination	42
7.13	Funding	42
7.14	Indemnification	42
7.15	Settlement of Litigation	43
7.16	Excise Tax	43
ARTICLE VIII CONDITIONS TO THE MERGER		43
8.1	Conditions to Obligations of Each Party to Effect the Merger	43
8.2	Additional Conditions to Obligations of the Company	43
8.3	Additional Conditions to Obligations of Parent	44
ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW		46
9.1	Survival of Representations and Warranties	46
9.2	Escrow Arrangements	46
ARTICLE X RECOURSE		50
10.1	Losses	50
10.2	Escrow Fund Disputes	50
10.3	Earnout Disputes	52
10.4	Stockholder Representative; Power of Attorney	54
10.5	Actions of the Stockholder Representative	55
10.6	Third-Party Claims	55
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		55
11.1	Termination	55
11.2	Effect of Termination	57

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11.3	Amendment	57
11.4	Extension; Waiver	57
ARTICLE XII GENERAL PROVISIONS		57
12.1	Notices	57
12.2	Interpretation	58
12.3	Counterparts	58
12.4	Severability	59
12.5	Other Remedies	59
12.6	Specific Performance	59
12.7	Governing Law	59
12.8	Rules of Construction	59
12.9	Assignment	60
12.10	Absence of Third Party Beneficiary Rights	60

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Allocation of Cash Consideration to holders of Company Series A Preferred Stock and Company Series B Preferred Stock
Exhibit B	Allocation of Earnout to holders of Company Series A Preferred Stock and Company Series B Preferred Stock (including provisions governing payment priorities)
Exhibit C	Budgeted Expenses
Exhibit D	Form of Stockholder Certificate

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 31, 2001 among Advent Software, Inc., a Delaware corporation ("Parent"), Kayak Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Kinexus Corporation, a Delaware corporation (the "Company"). References herein to the Company are intended to refer to the Company and its subsidiaries unless otherwise stated.

RECITALS

        A.    The Boards of Directors of each of the Parent, Company and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $.00001 per share ("Company Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $.00001 per share ("Company Series B Preferred Stock") and Common Stock, par value $.00001 per share ("Company Common Stock" and together with the Company Series A Preferred Stock and Company Series B Preferred Stock, the "Company Capital Stock") of the Company shall be converted into the right to receive the Merger Consideration as set forth herein, and all outstanding options (whether vested or unvested) to acquire shares of Company Common Stock shall expire.

        C.    The Escrow Amount (as defined below) shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in Article IX and X hereof.

        D.    The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I
DEFINITIONS

        The following terms, when used in this Agreement with upper case initial letters, have the following meanings:

        "110 William Lease" means the Lease Agreement, dated August 11, 1999, between the Company and American Home Assurance Company (sublessor) (110 William Street, New York, New York).

        "2002 Earnout" has the meaning ascribed to it in the forepart of Article III.

        "2002 Incremental Revenue" has the meaning ascribed to it in Section 3.1(c).

        "2002 Revenue" has the meaning ascribed to it in Section 3.1(e).

        "2003 Earnout" has the meaning ascribed to it in the forepart of Article III.

        "2003 Incremental Revenue" has the meaning ascribed to it in Section 3.1(d).

        "2003 Revenue" has the meaning ascribed to it in Section 3.1(f).

        "Affiliate" shall mean, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls 10% or more of any class of equity securities of that Person or any of its Affiliates, or (iii) any member, director, partner, officer, agent, employee or relative of such Person or any of its direct or indirect Affiliates. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

        "Aggregate Earnout Consideration" has the meaning ascribed to it in Section 3.7.

        "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "As-Converted Basis" means, with respect to the calculation of the numbers of shares of Company Common Stock, all shares of Company Common Stock outstanding at the time of determination and all shares of Company Common Stock issuable or exchangeable upon the conversion of Company Series A Preferred Stock and Company Series B Preferred Stock, at the time of determination.

        "Audit Firm" has the meaning ascribed to it in Section 3.11.

        "Basket" has the meaning ascribed to it in Section 10.1(b).

        "Budgeted Expenses" has the meaning ascribed to it in Section 3.12.

        "Business" shall mean the business of the Company as currently conducted or proposed to be conducted by Parent and/or Merger Sub.

        "Business Day" means any day, other than a Saturday or Sunday or any other day in which the banks located in New York, New York or San Francisco, California are required to be closed for business.

        "Cash Consideration" shall mean the cash portion of the Merger Consideration to be paid to the Stockholders at Closing.

        "Certificates" has the meaning ascribed to it in Section 2.8(c).

        "Certificate of Merger" has the meaning ascribed to it in Section 2.2.

        "Change of Control" shall occur if any Person becomes the beneficial owner (as that concept is defined in Rule 13d-3 promulgated under the Exchange Act) of securities of a company or other entity possessing at least 51% of the voting power to direct the policies, conduct and business of such company or other entity.

        "Chesterfield License" means the License Agreement, dated May 5, 2000, between the Company and MIC Real Estate, L.L.C., as amended (18500 Edison Avenue, Chesterfield, Missouri).

        "Closing" has the meaning ascribed to it in Section 2.2.

        "Closing Date" has the meaning ascribed to it in Section 2.2.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Stock Consideration" shall mean the amount representing (a) the sum of (i) $5,000 in cash plus (ii) an amount representing 10% of the Earnout divided by (b) the number of shares of Company Common Stock outstanding at Closing.

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Authorizations" has the meaning ascribed to it in Section 4.22.

        "Company Employee Plan" has the meaning ascribed to it in Section 4.20(a).

        "Company Capital Stock" has the meaning ascribed to it in the recitals of this Agreement.

        "Company Common Stock" has the meaning ascribed to it in the recitals of this Agreement.

        "Company Financial Statements" has the meaning ascribed to it in Section 4.5.

        "Company Intellectual Property" shall mean any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned by, or exclusively licensed to, the Company.

        "Company Products" has the meaning ascribed to it in Section 3.1(a).

        "Company Registered Intellectual Property Rights" has the meaning ascribed to it in Section 4.11(c).

        "Company Series A Preferred Stock" has the meaning ascribed to it in the recitals of this Agreement.

        "Company Series B Preferred Stock" has the meaning ascribed to it in the recitals of this Agreement.

        "Conflict" has the meaning ascribed to it in Section 4.4.

        "Contract" means any agreement, contract or other commitment.

        "Copyrights" has the meaning ascribed to it in the definition of "Intellectual Property Rights" in Section 4.11(a)(ii).

        "Deductible" has the meaning ascribed to it in Section 10.1(b).

        "Delaware Law" has the meaning ascribed to it in Section 2.1.

        "Designated Leases" shall mean each of (i) the Lease Agreement, dated July 21, 2000, between the Company and Williams Street Associates (123 William Street, New York, New York), (ii) the 110 William Lease, (iii) the Lease Agreement, undated, between the Company and 260 Bear Hill Road Realty Trust (260 Bear Hill Road, Waltham, Massachusetts) and (iv) the Chesterfield License.

        "Disclosure Schedule" has the meaning ascribed to it in the forepart of Article IV.

        "Dissenting Shares" has the meaning ascribed to it in Section 2.7(a).

        "EA Revenue" has the meaning ascribed to it in Section 3.1(h).

        "EP Revenue" has the meaning ascribed to it in Section 3.1(i).

        "Earnout" has the meaning ascribed to it in the forepart of Article III.

        "Earnout Calculation Date" has the meaning ascribed to it in Section 3.11.

        "Earnout Notice" has the meaning ascribed to it in Section 3.11.

        "Earnout Recourse Dispute Notice" has the meaning ascribed to it in Section 10.3(a).

        "Effective Time" has the meaning ascribed to it in Section 2.2.

        "Employee" shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate thereof.

        "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate thereof and any Employee.

        "End-User Customer" shall mean any Person who obtains or uses the Company Products.

        "Environmental Permits" has the meaning ascribed to it in Section 4.18(c).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" has the meaning ascribed to it in Section 9.2.

        "Escrow Amount" means an amount of cash equal to the product of (x) the aggregate amount of Cash Consideration paid to the holders of Company Series A Preferred Stock and Company Series B Preferred Stock in the Merger pursuant to Section 2.6 and (y) 10%.

        "Escrow Expiration Date" has the meaning ascribed to it in Section 9.1.

        "Escrow Fund" has the meaning ascribed to it in Section 9.2.

        "Escrow Notice" has the meaning ascribed to it in Section 10.2(a).

        "Escrow Period" has the meaning ascribed to it in Section 9.2(b).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning ascribed to it in Section 2.8.

        "Extraordinary Liabilities" shall mean any Liabilities incurred prior to Closing that (a) shall not have been disclosed on the Disclosure Schedule (unless otherwise indicated), (b) are not accrued for or reflected in the Company Financial Statements, (c) are not set forth in the Budgeted Expenses or (d) are not otherwise permitted to be incurred pursuant to Section 6.1.

        "GAAP" shall mean generally accepted accounting principles, consistently applied.

        "Governmental Entity" shall mean any national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Hazardous Material" has the meaning ascribed to it in Section 4.18(a).

        "Hazardous Materials Activities" has the meaning ascribed to it in Section 4.18(b).

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Mask Works"); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

        "International Employee Plan" has the meaning ascribed to it in Section 4.20(a).

        "IP Contracts" has the meaning ascribed to it in Section 4.11(n).

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" or "knowledge" of the Company means the actual knowledge of all officers and directors of the Company, after due inquiry.

        "Liability Certificate" has the meaning ascribed to it in Section 8.3(g).

        "Liens" has the meaning ascribed to it in Section 4.8(b)(vii).

        "Loss" or "Losses" has the meaning ascribed to it in Section 10.1(a).

        "MA Revenue" has the meaning ascribed to it in Section 3.1(g).

        "Mask Works" has the meaning ascribed to it in the definition of "Intellectual Property Rights" in Section 4.11(a)(ii).

        "Material Adverse Effect" has the meaning ascribed to it in Section 4.1.

        "Merger" has the meaning ascribed to it in the recitals of this Agreement.

        "Merger Consideration" shall mean the aggregate amount of consideration to be received by the Stockholders in accordance with Section 2.6.

        "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

        "Multiemployer Plan" has the meaning ascribed to it in Section 4.20(a).

        "Net Revenue" has the meaning ascribed to it in Section 3.1(b).

        "Operating EBIT" has the meaning ascribed to it in Section 3.1(k).

        "Option Plan" has the meaning ascribed to it in Section 2.6(e).

        "Order" has the meaning ascribed to it in Section 11.1(c).

        "Other Revenue" has the meaning ascribed to it in Section 3.1(j).

        "Parent" has the meaning ascribed to it in the forepart of this Agreement.

        "Parent Common Stock" shall mean common stock, par value $.01 per share, of Parent.

        "Parent Financial Statements" has the meaning ascribed to it in Section 5.4.

        "Patents" has the meaning ascribed to it in the definition of "Intellectual Property Rights" in Section 4.11(a)(ii).

        "Pension Plan" has the meaning ascribed to it in Section 4.20(a).

        "Permitted Investment" has the meaning ascribed to it in Section 9.2(e).

        "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

        "Preferred Stock" shall mean the preferred stock, par value $.00001 per share, of the Company.

        "Pro Rata Escrow Basis" shall mean, as to any applicable Stockholder, the quotient representing (a) the amount of cash each holder of Company Series A Preferred Stock and Company Series B Preferred Stock received as Cash Consideration (as set forth opposite such Stockholder's name on Exhibit A) divided by (b) the total amount of the Cash Consideration paid by Parent to the holders of Company Series A Preferred Stock and Company Series B Preferred Stock in the Merger pursuant to Section 2.6.

        "PTO" has the meaning ascribed to it in Section 4.11(c).

        "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time with similar powers to either the United States Patent and Trademark Office ("PTO") or the United States Copyright Office.

        "Returns" has the meaning ascribed to it in Section 4.8(b)(i).

        "Revenue Percentage" has the meaning ascribed to it in Section 3.1(l).

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" has the meaning ascribed to it in Section 5.4.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "September Balance Sheet" has the meaning ascribed to it in Section 4.5.

        "Specific Representations" has the meaning ascribed to it in Section 9.1.

        "Stockholder" or, collectively, "Stockholders" shall mean any or all, as the case may be, holder(s) of Company Capital Stock.

        "Stockholder Representative" has the meaning ascribed to it in Section 10.4.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

        "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

        "Tax" or "Taxes" means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of Section 4.8(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of Section 4.8(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        "Tax Reporting Documentation" has the meaning ascribed to it in Section 9.3(g).

        "Technology" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and all instantiations of the foregoing in any form and embodied in any media.

        "Third Party Expenses" has the meaning ascribed to it in Section 7.4.

        "Total Revenue" has the meaning ascribed to it in Section 3.1(m).

        "Trademarks" has the meaning ascribed to it in the definition of "Intellectual Property Rights" in Section 4.11(a)(ii).

ARTICLE II
THE MERGER

        2.1    The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        2.2    Effective Time.    Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than three (3) Business Days, following satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Wilson Sonsini Goodrich & Rosati, 950 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

        2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4    Certificate of Incorporation; Bylaws.

          (a)  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Certificate of Incorporation of Merger Sub, which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of this corporation is Kinexus Corporation."

          (b)  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        2.5    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        2.6    Merger; Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

          (a)    Conversion of Company Series A Preferred Stock.    All of the shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be canceled pursuant to Section 2.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 2.7(a)) will be canceled and extinguished and be converted automatically into the right to receive the sum of (i) the amount in cash or other property set forth opposite each Stockholder's name on Exhibit A attached hereto and (ii) an amount representing that portion of the Earnout set forth opposite its, his or her name on Exhibit B attached hereto and payable in accordance with the terms of this Agreement, upon surrender of the certificate representing any such shares of Company Series A Preferred Stock in the manner provided in Section 2.8.

          (b)    Conversion of Company Series B Preferred Stock.    All of the shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 2.7(a)) will be canceled and extinguished and be converted automatically into the right to receive the sum of (a) the amount in cash or other property set forth opposite each Stockholder's name on Exhibit A attached hereto and (ii) an amount representing that portion of the Earnout set forth opposite its, his or her name on Exhibit B attached hereto and payable in accordance with the terms of this Agreement, upon surrender of the certificate representing any such shares of Company Series B Preferred Stock in the manner provided in Section 2.8.

          (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 2.7(a)) will be canceled and extinguished and be converted automatically into the right to receive the Common Stock Consideration to be payable in accordance with the terms of this Agreement, upon surrender of the certificates representing such shares of the Company Common Stock in the manner provided in Section 2.8.

          (d)    Cancellation of Company-Owned Stock.    Each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (e)    Stock Options.    At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's Amended Long Term Incentive Plan (the "Option Plan") or otherwise, whether vested or unvested, shall expire.

          (f)    Common Stock of Merger Sub.    Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

        2.7    Dissenting Shares.

          (a)  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b)  Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who is otherwise entitled to exercise dissenters' rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate representing such shares.

          (c)  The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including, without limitation, instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock or offer to settle or settle any such demands.

        2.8    Surrender of Certificates.

          (a)    Exchange Agent.    Boston EquiServe L.P. shall serve as Exchange Agent in the Merger ("Exchange Agent").

          (b)    Parent to Provide Escrow Amount.    Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, the Cash Consideration; provided that, Parent shall cause the Exchange Agent to deposit into an escrow account the Escrow Amount in accordance with Article IX on behalf of the holders of Company Capital Stock.

          (c)    Exchange Procedures.    As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive the applicable consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (provided, however, that only the Cash Consideration shall be provided by the Exchange Agent and the Earnout shall be dealt with in accordance with the provisions of Article III). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (less the amount of cash to be deposited in the Escrow Fund on such holder's behalf pursuant to Article IX hereof) such holder's portion of the Merger Consideration as set forth in Section 2.6 and the Certificate so surrendered shall forthwith be cancelled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article IX hereof, Parent shall cause to be distributed to the Escrow Agent the Escrow Amount. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely the Merger Consideration.

          (d)    No Liability.    Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e)    Required Withholding.    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts hall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        2.9    No Further Ownership Rights in Company Capital Stock.    The Merger Consideration issued pursuant to the Merger upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        2.10    Lost, Stolen or Destroyed Certificates.    In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such Merger Consideration; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.11    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III
EARNOUT

        In addition to the Cash Consideration, Parent shall, as part of the Merger Consideration, pay, or cause to be paid, to the Stockholder Representative, on behalf of holders of Company Capital Stock, to be distributed in accordance with the terms of this Agreement (including Exhibit B) an amount up to $115.0 million of value in cash or Parent Common Stock as incentive consideration for the fiscal years ending December 31, 2002 (the "2002 Earnout") and December 31, 2003 ("2003 Earnout" and, collectively with the 2002 Earnout, the "Earnout"), subject to the following provisions:

        3.1    Definitions.

          (a)  "Company Products" means all products and services offered by the Company as it operated as of and prior to the Closing Date, including, without limitation, the following: (i) the Company's software products and services identified on Schedule 3.1 attached hereto; (ii) hardware and related products; (iii) data and hosting services; (iv) design, research, and development services; (v) training and educational services; (vi) custom programming services; (vii) report writing services; (viii) any new versions, enhancements, upgrades, new releases, or other improvements or variations to any of the foregoing, whether developed before or after the Closing Date; and (ix) any other products or services mutually agreed upon by the parties.

          (b)  "Net Revenue" for a given year shall mean the amount of net revenue recognized by Parent, the Surviving Corporation or their respective Affiliates, in accordance with GAAP and Parent's revenue recognition policies from the sale, license, use, service, maintenance, distribution or provision of Company Products; provided, however, that any such revenue recognition policies as in effect on the date hereof (i) shall have been disclosed to the Company prior to the date hereof and (ii) expressly require that account set up fees be deferred and amortized over three years. In the event that Company Products are incorporated into or "bundled" with other products or components and not separately invoiced to the customer or institutional partner, Net Revenue with respect to such sales shall be calculated in good faith pro rata on the basis of the respective prices for which such Company Products and such other products or components have most recently been sold to a customer or institutional partner on a stand-alone basis in commercial quantities pursuant to an arm's-length transaction.

          (c)  "2002 Incremental Revenue" means 2002 Revenue minus $25,000,000.

          (d)  "2003 Incremental Revenue" means 2003 Revenue minus the greater of (A) $37,500,000 or (B) the product of 2002 Revenue and 140%.

          (e)  "2002 Revenue" means Net Revenue for the fiscal year ending December 31, 2002.

          (f)    "2003 Revenue" means Net Revenue for the fiscal year ending December 31, 2003.

          (g)  "MA Revenue" means, for any given year, Net Revenue received for performing external aggregation captured manually, such as from written statements and confirmations.

          (h)  "EA Revenue" means, for any given year, Net Revenue received for performing external aggregation services captured from electronic methods other than EP Revenue.

          (i)    "EP Revenue" means, for any given year, revenue received for performing external aggregation services captured through automated feeds which are automatically reconciled, require very minimal (that is, no more than 2 times per month per customer) manual intervention or research for reconciliation breaks, and then only for unknown transaction types and for unknown securities), may require the use of a tax lot accounting or portfolio management system so long as it requires very minimal manual intervention or research for reconciliation breaks as defined above, are 100% usable by ATN and for which the provider has dedicated T1s, dedicated infrastructure, SLAs, reverse SLAs, direct resource allocation and takes responsibility for fixing breaks.

          (j)    "Other Revenue" means, for any given year, all Net Revenue other than MA Revenue, EA Revenue and EP Revenue including, but not limited to, Internal Aggregation, Mid Tier RFFs, account set up fees, implementation fees, value added services and any Net Revenue derived from selling to customers or institutional partners that receive the so-called "GreenTrak Report," (or any successor report, in hard copy or electronic format, that contains similar information).

          (k)  "Operating EBIT" means the difference between (i) 2002 Revenue minus (ii) actual direct and related expenses of the Business, excluding corporate overhead unless otherwise agreed by the Stockholder Representative for the fiscal year ending December 31, 2002.

          (l)    "Revenue Percentage" for any given class of revenue (MA Revenue, EA Revenue, EP Revenue or Other Revenue) for any given year shall mean the quotient of that class of revenue for such year divided by the amount of Total Revenue for such year.

          (m)  "Total Revenue" means the sum of (i) MA Revenue plus (ii) EA Revenue plus (iii) EP Revenue plus (iv) Other Revenue.

        3.2    Conditions to 2002 Earnout.    No amount shall be paid of the 2002 Earnout unless each of the following conditions are met:

          (a)  Operating EBIT for the fiscal year ending December 31, 2002 shall be at least $5,000,000;

          (b)  2002 Revenue shall be at least $25,000,000; and

          (c)  2002 MA Revenue shall be less than or equal to 35% of 2002 Revenue.

        3.3    Conditions to 2003 Earnout.    No amount shall be paid of the 2003 Earnout unless each of the following conditions are met:

          (a)  All of the conditions to the 2002 Earnout listed in Section 3.2 above shall have been met; and

          (b)  2003 MA Revenue shall be less than or equal to 25% of 2003 Revenue.

        3.4    Calculation of 2002 Earnout.    Subject to the conditions set forth in Section 3.2 above and the limits of Section 3.7 below, the applicable holders shall be entitled to receive consideration equal to the sum of (A) 2 × 2002 Incremental Revenue × 2002 MA Revenue Percentage plus (B) 3 × 2002 Incremental Revenue × 2002 EA Revenue Percentage plus (C) 8 × 2002 Incremental Revenue × 2002 EP Revenue Percentage plus (D) 4.5 × 2002 Incremental Revenue × 2002 Other Revenue Percentage.

        3.5    Calculation of 2003 Earnout.    Subject to the conditions set forth in Section 3.3 above and the limits of Section 3.7 below, the applicable holders shall be entitled to receive consideration equal to the sum of (A) 2003 Incremental Revenue × 2003 MA Revenue Percentage plus (B) 1.5 × 2003 Incremental Revenue × 2003 EA Revenue Percentage plus (C) 4 × 2003 Incremental Revenue × 2003 EP Revenue Percentage plus (D) 2.25 × 2003 Incremental Revenue × 2003 Other Revenue Percentage.

        3.6    Buyout.    If Parent enters into any merger, consolidation, reorganization, joint venture or other business combination with any Person which results in a Change Of Control of Parent or sells, conveys, disposes of or transfers to any Person any asset or other property that is material to the Business as of the date of closing of any such transaction (including, without limitation, as part of a sale of all or substantially all the assets of Parent) either (a) at any time during the period commencing on the Closing Date and ending on December 31, 2002, then the 2002 Earnout and 2003 Earnout will be expressly assumed by such Person in writing or (b) at any time during the period commencing on

January 1, 2003 and ending on December 31, 2003, then the 2003 Earnout will be expressly assumed by such Person in writing.

        3.7    Total Earnout Limitation.    In no event shall the cumulative sum of the 2002 Earnout and 2003 Earnout
("Aggregate Earnout Consideration") exceed $115.0 million.

        3.8    Election of Cash or Stock.    Parent shall be entitled to elect for each of the 2002 Earnout and 2003 Earnout whether it will pay the whole amount of consideration in cash or Parent Common Stock. If the consideration is paid in Parent Common Stock, the Parent Common Stock shall be valued at the average closing sale price of a share of Parent Common Stock, as reported on The Nasdaq National Market (or other applicable national securities exchange) for the fifteen (15) most recent trading days ending on the trading day immediately preceding the relevant Earnout Calculation Date.

        3.9    Payment in Stock.

          (a)  The shares of Parent Common Stock, if any, that may be issued pursuant to the Earnout may not be registered under the Securities Act at the date upon which Parent delivers shares of Parent Common Stock in respect of the 2002 Earnout or 2003 Earnout, as the case may be, to the Stockholder Representative. Until the date upon which the registration statement on Form S-3 shall have been declared effective pursuant to Section 3.9(d), the certificates for shares of Parent Common Stock, if any, that may be issued pursuant to the 2002 Earnout or 2003 Earnout, as the case may be, shall bear appropriate legends to identify such shares as being "restricted securities" (within the meaning of Rule 144(a)(3) under the Securities Act), and the Parent Common Stock, if any, offered and sold pursuant to the 2002 Earnout or 2003 Earnout, as the case may be, in reliance upon such exemptions from registration will be based in part upon the representations of each Stockholder of the Company contained in the Stockholder Certificate attached hereto as Exhibit D.

          (b)  Until the date upon which the registration statement on Form S-3 shall have been declared effective pursuant to Section 3.9(d), each certificate representing shares of Parent Common Stock, if any, issued pursuant to any of the 2002 Earnout or 2003 Earnout, as the case may be, shall bear a legend substantially in the form set forth below:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF, DIRECTLY OR INDIRECTLY, UNLESS (i) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (ii) SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OF THE ACT."

          (c)  Until the date upon which the registration statement on Form S-3 shall have been declared effective pursuant to Section 3.9(d), the sale or transfer of such shares of Parent Common Stock may only be made (i) in conformity with the provisions of Rule 144 under the Securities Act or (ii) pursuant to the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel to the effect that such transfer may be made without registration under the Securities Act. Parent may instruct its transfer agent to stop the transfer of any shares of Parent Common Stock issued pursuant to any of the 2002 Earnout or 2003 Earnout, as the case may be, if any, unless Parent shall have provided evidence of compliance with the restrictions set forth in such legend reasonably satisfactory to Parent.

          (d)  If Parent elects to pay the 2002 Earnout or the 2003 Earnout, as the case may be, in the form of Parent Common Stock, (i) Parent shall file to register such shares on a Form S-3 for resale within fifteen (15) days of receipt by the Stockholder Representative of an Earnout Notice stating Parent's election to pay the 2002 Earnout or the 2003 Earnout, as the case may be, in

  Parent Common Stock
  (  provided, that, if the 2002 Earnout or 2003 Earnout, as the case may be, is subject to an Earnout Recourse Dispute Notice, upon final and binding resolution of such dispute in accordance with the terms of Article X, Parent will file a registration statement on Form S-3 for resale within fifteen (15) days of such resolution if it is determined that any additional shares of Parent Common Stock will be distributed to the Stockholders of the Company after giving effect to such resolution), (ii) Parent shall use its best efforts to have such registration statement declared effective by the SEC as soon as practicable, (iii) Parent shall maintain the effectiveness of any such registration statement for a period of at least one year from the date of effectiveness thereof subject to customary delay and suspension rights (including, but not limited to, (A) the good faith judgment of the board of directors that it is advisable to delay or suspend the use of the prospectus for a reasonable discrete period of time due to pending corporate developments, or that there exists material nonpublic information about the Company that the board of directors, acting in good faith, determines not to disclose in a registration statement and (B) the observance of the Company's black-out periods), (iv) Parent shall list the shares of Parent Common Stock issued pursuant to the 2002 Earnout or the 2003 Earnout, as the case may be, on The Nasdaq National Market (or other applicable national securities exchange) and apply, if required, for the additional listing on The Nasdaq National Market (or other applicable national securities exchange) of the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with such Earnout, upon official notice of issuance, and (v) Parent shall take such reasonable steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant to such Earnout.

        3.10    Mandatory Cash Payment.    If Parent Common Stock is not listed on The Nasdaq National Market or on any other national securities exchange on the Earnout Calculation Date (as defined below) in respect of the 2002 Earnout or the 2003 Earnout, as the case may be, then Parent shall pay the 2002 Earnout or the 2003 Earnout, as the case may be, in cash.

        3.11    Determination of Earnout.    Parent shall deliver to the Stockholder Representative as soon as practicable, and in any event, no later than five (5) business days after Parent shall have publicly announced its financial results for the year ended December 31, 2002 in the case of the 2002 Earnout or December 31, 2003 in the case of the 2003 Earnout, written notice (for each of the 2002 Earnout and 2003 Earnout, the applicable "Earnout Notice") setting forth (i) the computation of the amount of such 2002 Earnout or the 2003 Earnout, as the case may be, audited by Parent's independent accountant (the
"Audit Firm"), together with the Audit Firm's report thereon, (ii) a copy of all of the financial information used in making such computation, (iii) written notice of Parent's election to pay such 2002 Earnout or the 2003 Earnout, as the case may be, in cash or Parent Common Stock and (iv) whether any amount is being held back by Parent from the 2002 Earnout or 2003 Earnout, as the case may be, in accordance with Article X hereof by simultaneous delivery of the Earnout Recourse Dispute Notice to the Stockholder Representative pursuant to Section 10.3(a) (the date of any such notice, the "Earnout Calculation Date"). The Audit Firm's calculation of the 2002 Earnout or the 2003 Earnout, as the case may be, shall be final, binding and conclusive. Parent shall pay all expenses of the Audit Firm. Revenue shall be tracked separately from those of Parent and its Affiliates. Parent shall be required to maintain financial records supporting the 2002 Earnout or the 2003 Earnout, for a period of two (2) years after December 31, 2002, in the case of the 2002 Earnout and December 31, 2003, in the case of the 2003 Earnout and the Stockholder Representative (or his representatives) shall be entitled to inspect such records not more than one time in each of the fiscal years ending December 31, 2002 and December 31, 2003.

        3.12    Budgeted Expenses.    In order to facilitate the reaching of the 2002 Earnout or the 2003 Earnout, as the case may be, (a) Parent shall fund the Surviving Corporation in accordance with budgeted expenses for the fiscal year ending December 31, 2002 as set forth on Exhibit C attached hereto ("Budgeted Expenses") and (b) Parent shall engage Stockholder Representative in good faith discussions before determining (in its sole discretion) a budgeted expense schedule for the fiscal year ending December 31, 2003; provided, however, that neither this commitment nor any other provision of this Agreement is intended to restrict the exercise by Parent's Board of Directors of their good faith business judgment and fiduciary duties under applicable law.

        3.13    Payment of Earnout.

          (a)  Payment of cash or delivery of Parent Common Stock representing the 2002 Earnout or the 2003 Earnout, as the case may be (less the sum of any amount that is validly in dispute and the subject of an Earnout Recourse Dispute Notice in accordance with the terms of Article X) shall be payable to the Stockholder Representative, who shall act as paying agent and shall distribute any such cash or shares to the relevant Stockholders in accordance with this Agreement (including Exhibit B attached hereto).

          (b)  Upon resolution of any dispute in accordance with Article X, payment of cash or delivery of Parent Common Stock representing any portion of the 2002 Earnout or the 2003 Earnout, as the case may be, determined to be payable thereunder (less the sum of any arbitration expenses determined to be the responsibility of the Stockholders pursuant to Section 10.3(c)(iii)), shall be paid to the Stockholder Representative, who shall act as paying agent and shall distribute any such cash or shares to the relevant Stockholders in accordance with this Agreement (including Exhibit B attached hereto).

        3.14    Parent Discretion.    Notwithstanding any other provision of this Agreement, Parent retains the right, in its sole discretion, to refuse to enter into any agreement, understanding or arrangement that might or would lead to Net Revenue if it determines in its good faith business judgment that it is not in Parent's interest to do so.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof, subject to the disclosures set forth in the disclosure schedule being delivered simultaneously herewith (the "Disclosure Schedule"), as follows:

        4.1    Organization of the Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

        4.2    Company Capital Structure.

          (a)  The authorized capital stock of the Company consists of (i) 500,000,000 shares of authorized Company Common Stock, and subject to approval by the Stockholders of the Company of a Certificate of Amendment of the Certificate of Incorporation, there will be 650,000,000 shares of Company Common Stock authorized, of which 44,140,869 are issued and outstanding as of the date hereof; (ii) 1,000,000,000 shares of Preferred Stock of which (A) 150,000,000 are designated as Company Series A Preferred Stock, 104,321,626 of which are issued and outstanding and (ii) 67,841,475 are designated as Company Series B Preferred Stock, of which 67,741,745 are issued and outstanding. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued or reserved for issuance except as set forth in Section 4.2(b) below. The Company Capital Stock is held of record by the Persons in the amounts set forth on Schedule 4.2(a). All outstanding shares of Company Capital Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. None of the outstanding Company Capital Stock or other securities of the Company were issued in violation of the Securities Act or any applicable state blue sky laws.

          (b)  In addition, there are currently issued and outstanding options to purchase (i) an aggregate of 12,275,000 shares of Company Common Stock issued to employees and consultants pursuant to the Option Plan and (ii) no shares of Company Common Stock issued to employees and consultants outside of the Option Plan. The options to purchase Company Common Stock are held by the persons and in the amounts set forth on Schedule 4.2(b)(i). Additionally, all shares issuable pursuant to warrants are set forth in Schedule 4.2(b)(ii). There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of the Company, except as set forth on Schedule 4.2(b)(i).

        4.3    Subsidiaries.    Except as set forth on Schedule 4.3, the Company does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control,

directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        4.4    Authority.    Subject only to the requisite approval of the Merger and this Agreement by the Company's Stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's Stockholders. The Company's Board of Directors has approved the Merger and this Agreement and recommended it to the Company's Stockholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject only to the approval of the Merger and this Agreement by the Company's Stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except, in the case of (ii), which would not, individually, or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as are required under the HSR Act, if any, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Effective Time and are listed on Schedule 4.4, and (v) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 4.4.

        4.5    Company Financial Statements.    Schedule 4.5 sets forth the Company's (i) audited balance sheets as of December 31, 2000, and the related audited statements of operations, cash flows and stockholders equity (deficit) for the last fiscal year then ended and (ii) unaudited balance sheet as of September 30, 2001 (the "September Balance Sheet") and the related unaudited statement of operations, cash flow and stockholder's equity (deficit) for the nine-month period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financial Statements present fairly in all material respects the financial condition and operating results and cash flows of the Company as of the dates and during the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

        4.6    No Undisclosed Liabilities.    Except as set forth in Schedule 4.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), that in the aggregate exceed $50,000, and which (i) has not been reflected or reserved against in the September Balance Sheet, or (ii) has arisen other than in the ordinary course of the Company's business and consistent with past practices since September 30, 2001. Except as set forth in Schedule 4.6, the Company does not have any outstanding payables, whether reflected on the Company Financial Statements or not, which (i) exceed $35,000 or (ii) are more than 30 days past due.

        4.7    No Changes.    Except as set forth in Schedule 4.7, since September 30, 2001, there has not been, occurred or arisen any:

          (a)  amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

          (b)  capital expenditure or commitment by the Company of $35,000 in any individual case or $75,000 in the aggregate;

          (c)  destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (d)  labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (e)  change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (f)    revaluation by the Company of any of its assets except any such revaluation that in each case, which would not, individually or in the aggregate have a Material Adverse Effect;

          (g)  declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

          (h)  increase of the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

          (i)    sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (j)    amendment or termination of any material Contract, agreement or license to which the Company is a party or by which it is bound;

          (k)  loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (l)    waiver or release of any right or claim of the Company, including any write-off of provisions for uncollectible accounts receivable of the Company;

          (m)  commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

          (n)  notice of any claim of ownership by a third party of the Company's Intellectual Property or of infringement by the Company of any third party's Intellectual Property rights

          (o)  issuance or sale by the Company of any shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (p)  change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (q)  event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

          (r)  binding negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        4.8    Tax.

          (a)  Tax Returns and Audits.    Except as set forth in Schedule 4.8:

              (i)  The Company as of the Effective Time will have prepared and filed on a timely basis, all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") due to be filed on or before the Effective Time relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true, correct and have been completed in accordance with applicable law.

            (ii)  The Company as of the Effective Time: (A) will have timely paid all Taxes it is required to pay and (B) will have withheld with respect to its employees and paid over to the appropriate Tax authorities all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

            (iii)  To the knowledge of the Company, the Company has not been delinquent in the payment of any Tax claimed to be due and payable nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (iv)  No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

            (v)  As of the date of the September Balance Sheet, the Company did not have any liabilities for unpaid Taxes which had not been accrued or reserved against on the September Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations. Since the date of the September Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

            (vi)  The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods as requested by Parent.

          (vii)  Except as set forth on the Company Financial Statements, there are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable that would reasonably be expected to have a Material Adverse Effect on the Company.

          (viii)  The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company that would reasonably be expected to have a Material Adverse Effect on the Company, except as disclosed on the Company Financial Statements.

            (ix)  The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

            (x)  The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (xi)  The Company has no knowledge of any adjustment relating to any Returns filed by the Company that have been proposed, formally or informally, by any Tax authority to the Company.

          (xii)  The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (c) no liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, and (d) never been a party to any joint venture, partnership or, to the knowledge of the Company, other agreement that could be treated as a partnership for Tax purposes.

          (xiii)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        4.9    Restrictions on Business Activities.    Except as set forth on Schedule 4.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has the effect of prohibiting or impairing any business practice (including, without limitation, the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of Business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        4.10    Title to Properties; Absence of Liens and Encumbrances.

          (a)  The Company owns no real property, other than the leasehold interests set forth in Schedule 4.10(a). Schedule 4.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. Except as set forth on Schedule 4.10(a), all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, any other party except in each case, which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b)  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials or in Schedule 4.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        4.11    Intellectual Property.

          (a)  Schedule 4.11(a) contains a complete and accurate list of all Company Products, that have been sold, distributed or otherwise disposed of in the seven (7) year period preceding the date hereof or which the Company presently intends to sell, distribute or otherwise dispose of in the future, including any products, Software, or service offerings under development.

          (b)  Schedule 4.11(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company as of the date of this Agreement (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the PTO) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the PTO or the United States Copyright Office or equivalent authorities in foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Schedule 4.11(b), as of the Effective Date, there are no actions that must be taken by the Company within one hundred (100) days of the Closing Date in order to preserve, renew, or maintain the Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates.

          (c)  Except as set forth on Schedule 4.11(c), in each case in which the Company has acquired any Technology or Intellectual Property Right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. In accordance with applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the PTO or the United States Copyright Office or equivalent authorities outside the United States.

          (d)  The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. To the Company's knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right. Except as set forth in Schedule 4.11(d), the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

          (e)  The Company has taken all reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has and enforces a practice requiring each employee and third party consultant and independent contractor including, without limitation, Evare LLC and any Person or proprietorship who is a predecessor of Evare LLC, to execute proprietary information, confidentiality and assignment agreements. All current and former Company employees and third party consultants and independent contractors including, without limitation, Evare LLC and any Person or proprietorship who is a predecessor of Evare LLC, who have performed research and/or development activities and services related to or involving Technology and Intellectual Property Rights intended by the Company to be owned by it have executed documents that (i) assign all right, title and interest in and to such Technology and

  Intellectual Property Rights to the Company and (ii) require such employees and third party consultants and independent contractors, including, without limitation, Evare LLC and any Person or proprietorship who is a predecessor of Evare LLC, to maintain the confidentiality of the Company's confidential and proprietary information and trade secrets.

          (f)    Except for non-exclusive licenses granted to End-User Customers in the ordinary course or as set forth on Schedule 4.11(f), all Company Intellectual Property will be fully transferable, alienable or licensable by Merger Sub and/or Parent without restriction and without payment of any kind to any third party.

          (g)  Each item of Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted to End-User Customers in the ordinary course of business.

          (h)  Except as set forth on Schedule 4.11(h), the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person.

          (i)    Except as set forth on Schedule 4.11(i), or to the extent such Technology is generally available or is licensed pursuant to a shrink wrap or similar end-user license, all Technology used in or necessary to the conduct of Company's business as presently conducted or presently proposed to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties including, without limitation, Evare LLC and any Person or proprietorship who is a predecessor of Evare LLC, who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company.

          (j)    The Company owns, has consent to use, or is licensed to use all Technology and Intellectual Property Rights used in and/or necessary to the operation of the Business as currently conducted or presently proposed to be conducted.

          (k)  Except as set forth on Schedule 4.11(k), the operation of the business of the Company as it is currently conducted by the Company or, to the knowledge of Company, is presently proposed to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products does not and will not when conducted by Parent and/or Merger Sub in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (l)    No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

          (m)  Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and non-exclusive licenses to End-User Customers in the ordinary course, Schedule 4.11(m) lists all material contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights ("IP Contracts"). The Company is not in breach of nor has the Company failed to perform under any of the IP Contracts and, to the Company's knowledge, (i) no other party to any such IP Contract is in breach thereof or has failed to perform there under and (ii) there are no disputes regarding the scope of or performance under such IP Contracts.

          (n)  Schedule 4.11(n) lists all IP Contracts in which the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.

          (o)  Company was not required to obtain or has obtained any consents, approvals and waivers required pursuant to the terms of the agreements listed on Schedule 8.3(c) in connection with both this Agreement and the transactions contemplated by this Agreement and in connection with the Agreement and Plan of Merger between the Company and Greentrak, Inc., dated April 16, 2001, as applicable, and such consents, approvals and waivers or absence thereof, do not alter materially the terms of the agreements to which they relate, such that the terms thereof are, in any event, no less favorable to the Company.

          (p)  In connection with the Software License and Services Agreement between the Company and Merrill Lynch Pierce Fenner & Smith Incorporated, dated October 31, 2001, there have been no works or work product created by either party under such agreement that constitute "Works for Hire" or "Joint Works" under the meaning of Section 1.32 of the agreement and no works or work product created under the agreement that constitute "Custom Enhancements" as such term is defined in Section 6.1(b) of the agreement.

        4.12    Agreements, Contracts and Commitments.

          (a)  Except as set forth on Schedule 4.12(a), the Company does not have, is not a party to nor is it bound by:

              (i)  any collective bargaining Contract;

            (ii)  any Contract that contains any severance pay or post-employment liabilities or obligations;

            (iii)  any Contract with an individual consultant or salesperson or consulting or sales agreement or Contract, under which a firm or other organization provides services to the Company pursuant to which the Company is obligated to make payments in excess of $75,000 per year;

            (iv)  any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (v)  any fidelity or surety bond or completion bond in excess of $75,000;

            (vi)  any lease of personal property having aggregate payment obligations or receivables individually in excess of $75,000;

          (vii)  any agreement of indemnification or guaranty;

          (viii)  any Contract containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person (except for restrictions in certain of the Company's real property leases and subleases described on Schedule 4.10(a));

            (ix)  any Contract relating to capital expenditures and involving future payments in excess of $75,000 in the aggregate;

            (x)  any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

            (xi)  any mortgages, indentures, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, including guaranties referred to in clause (vii) hereof;

          (xii)  any purchase order or Contract for the purchase of raw materials involving $75,000 or more;

          (xiii)  any material construction Contract;

          (xiv)  any material distribution, joint marketing or development Contract; or

          (xv)  any Contract pursuant to which the Company has granted or may grant in the future, to any party a source code license or option or other right to use or acquire source code; or

          (xvi)  any other material Contract that involves $75,000 or more and is not cancelable without penalty within thirty (30) days.

        Schedule 4.12(a) sets forth a list of the Company's top 10 customers according to revenue for the fiscal year ended December 31, 2000, and each customer with which the Company currently has an agreement that the Company in good faith expects to be one of the Company's top 10 customers for the fiscal year ending December 31, 2001, and a list of all effective agreements between such customer and the Company.

        Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, noted in Schedule 4.12(b), the Company has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract required to be set forth on Schedule 4.12(a). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 4.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto, except in each case, which would not, individually or in the aggregate have a Material Adverse Effect.

        4.13    Interested Party Transactions.    Except as set forth on Schedule 4.13, no officer, director, Affiliate or, to the knowledge of the Company, Stockholder of the Company has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Contract set forth in Schedule 4.12(a) ; provided, that ownership of less than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 4.13.

        4.14    Compliance with Laws.    The Company has complied in all material respects with, is not in material violation of, and to the Company's knowledge, it has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect.

        4.15    Litigation.    Except as set forth in Schedule 4.15, there is no action, suit or proceeding of any nature pending, or to the knowledge of the Company, threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 4.15, there is no investigation pending or, to the knowledge of the Company, threatened against the Company, its properties or any of its officers or directors by or before any Governmental Entity. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        4.16    Insurance.    The insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company contain provisions which are reasonable and customary in the Company's industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth on Schedule 4.16, all premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        4.17    Minute Books.    The minute books of the Company made available to Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (including committees thereof) and Stockholders or actions by written consent since the time of incorporation of the Company.

        4.18    Environmental Matters.

          (a)    Hazardous Material.    The Company has not: (i) operated any underground storage tanks in violation of any applicable law at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released in material violation of applicable law any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials have been released in violation of any applicable law, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

          (b)    Hazardous Materials Activities.    The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c)    Permits.    The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

          (d)    Environmental Liabilities.    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could reasonably be expected to involve the Company in any material environmental litigation or impose upon the Company any environmental liability.

        4.19    Brokers' and Finders' Fees; Third Party Expenses.    Except as set forth on Schedule 4.19 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        4.20    Employee Matters and Benefit Plans.

          (a)    Definitions.    The following terms shall have the meanings set forth below:

              (i)  "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained or to which the Company or any Affiliate may have any obligation as a sponsor for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

            (ii)  "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability (as sponsor or otherwise), for the benefit of Employees who perform services outside the United States;

            (iii)  "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

            (iv)  "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b)    Schedule.    Schedule 4.20(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement. Except as disclosed on Schedule 4.20(b), the Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

          (c)    Documents.    The Company has provided or will provide prior to Closing to Parent correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, the most recent required governmental filings, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

          (d)    Employee Plan Compliance.    Except as set forth on Schedule 4.20(d), the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan

          (e)    ERISA Plans.    Except as disclosed on Schedule 4.20(e), neither the Company nor any Affiliate has ever maintained, established, sponsored, or participated in any "employee benefit plan" within the meaning of ERISA Section 3(3).

          (f)    Collectively Bargained, Multiemployer and Multiple Employer Plans.    At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

          (g)    No Post-Employment Obligations.    Except as set forth in Schedule 4.20(g), no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

          (h)    Effect of Transaction.

              (i)  Except as set forth on Schedule 4.20(h), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (ii)  Except as set forth on Schedule 4.20(h), no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (i)    Labor and Employment Matters.    The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 4.20(i), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (j)    International Employee Plan.    The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

        4.21    Employees.    Except as set forth in Schedule 4.21, to the best of the Company's knowledge, no employee of the Company (a) is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others or (b) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

        4.22    Governmental Authorization.    The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its Business or hold any interest in its properties or assets, except in each case, which would not, individually or in the aggregate, have a Material Adverse Effect.

        4.23    Representations Complete.    To the Company's knowledge, none of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Stockholders in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

        5.1    Organization, Standing and Power.    Parent is a corporation duly organized, validly existing and in good standing under Delaware law. Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware law. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Parent is duly qualified to do business and in good standing as a foreign corporation in each state in which the failure to be so qualified would have a Material Adverse Effect on either Parent or its subsidiaries.

        5.2    Authority.    Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent's Board of Directors has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        5.3    Parent Capital Structure; Issuance of Shares.

            (a)  The authorized capital stock of Parent consists of 2,000,000 shares of preferred stock, $.01 par value, none of which is issued and outstanding, and 120,000,000 shares of common stock, $.01 par value ("Parent Common Stock"), of which 34,040,853 shares were issued and outstanding as of December 27, 2001. As of December 26, 2001, Parent had reserved an aggregate of approximately 7,024,000 shares of Parent Common Stock for issuance pursuant to Parent's 1992 Stock Plan, 1998 Nonstatutory Stock Option Plan, 1995 Director Option Plan and stand-alone options, under which options to purchase approximately 6,744,000 shares were outstanding, and 267,939 shares of Parent Common Stock for issuance pursuant to the 1995 Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding except as set forth in the Parent Financial Statements.

            (b)  The Shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and, when issued in accordance with the terms and provisions of this Agreement, will be validly issued, fully paid and non-assessable.

        5.4    SEC Filings; Parent Financial Statements.    Parent has furnished or made available to the Company true and correct copies of its Annual Report on Form 10-K for the year ended December 31, 2000, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and its definitive Proxy Statement dated March 26, 2001, each as filed with the SEC under the Exchange Act (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof and delivered to the Company. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and of its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

        5.5    No Conflict.    Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's or Merger Sub's Certificate of Incorporation or Bylaws, (ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any material asset of any Parent or Merger Sub under, any Contract of Parent or Merger Sub, where such default or lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

        5.6    Governmental Approvals.    No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, if any, (iii) such filings as are required under the HSR Act, if any, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Effective Time, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure to obtain which would not either materially delay the ability of Parent or Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

        5.7    Form S-3.    Parent meets the requirements for use of Form S-3 under the Securities Act.

ARTICLE VI
CONDUCT PRIOR TO THE EFFECTIVE TIME

        6.1    Conduct of Business of the Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting the Company or its Business. Except as expressly contemplated by this Agreement, or disclosed in Schedule 6.1, the Company shall not, without the prior written consent of Parent:

            (a)  Enter into any Contract not in the ordinary course of business;

            (b)  Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

            (c)  Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

            (d)  Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

            (e)  Commence any litigation;

            (f)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor), other than pursuant to the Company's repurchase right under employee restricted stock purchase agreements;

            (g)  Except for the issuance of shares of Company Common Stock upon exercise of the presently outstanding Company options, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

            (h)  Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

            (i)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

            (j)    Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

            (k)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

            (l)    Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which are disclosed on Schedule 6.1);

            (m)  Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment Contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

            (n)  Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

            (o)  Pay, discharge or satisfy, in an amount in excess of $35,000 in any one case or $75,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

            (p)  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (q)  Enter into any strategic alliance, joint development or joint marketing agreement;

            (r)  Waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $40,000, in the aggregate;

            (s)  Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

            (t)    Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

            (u)  Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (t) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        6.2    No Solicitation.    Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 11.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person, relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any Person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any Person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, by any Person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contracts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this Section) to any Person except Stockholders, employees, officers, directors of the Company, their respective representatives and the Company's representatives shall be deemed to be a violation of this Section 6.2.

ARTICLE VII
ADDITIONAL AGREEMENTS

        7.1    Stockholder Approval.    Promptly following the execution of the Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to its Stockholders for approval and adoption by written consent as provided by Delaware Law and its Certificate of Incorporation and Bylaws. Subject to the Company's Board of Directors fiduciary duties under applicable law, the Company shall use its best efforts to solicit and obtain the consent of its Stockholders holding shares of Company Capital Stock to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable.

        7.2    Access to Company Information.    Subject to any applicable contractual confidentiality obligations (which the Company shall use its best efforts to cause to be waived), Company shall afford to Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        7.3    Confidentiality.    Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to Section 7.2, or pursuant to the negotiation of this Agreement, in accordance with the provisions of the amended and restated confidentiality agreement between Parent and the Company which is not dated.

        7.4    Expenses.

            (a)  If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") shall be the obligation of the party that incurred such Third Party Expenses.

            (b)  If the Merger is consummated, all Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby shall be borne and paid by the applicable Stockholders on a Pro Rata Escrow Basis except for those liabilities listed on Schedule 7.4, which shall be paid by the Company on or before the Closing Date.

        7.5    Public Disclosure.    No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved by duly authorized officers of both Parent and the Company prior to release, provided, that such approval shall not be unreasonably withheld and subject in any event to Parent's obligation to comply with applicable securities law and Nasdaq Stock Market regulations.

        7.6    FIRPTA.    On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation § 1.1445-2(c)(3).

        7.7    Reasonable Efforts.    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals (including, but not limited to, those required under the Contracts) in a manner that does not materially alter the underlying obligations of the parties and, in any event, is on terms equally favorable to the Company and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, that, Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or Affiliates or the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        7.8    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        7.9    Additional Documents and Further Assurances.    Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby.

        7.10    Hart-Scott-Rodino Filings.    Each of Parent and the Company shall, if required, promptly make its filings under the HSR Act and shall make any required submissions under the HSR Act with respect to the Merger, and shall cooperate with respect to the foregoing. Parent and the Company shall give prior notice and consult prior to any meeting the Company or Parent has with the United States Federal Trade Commission or Department of Justice with respect to the filings of the Company and Parent under the HSR Act or any review by either of the foregoing agencies. Each of Parent and the Company agrees to use its best efforts to cause the condition to closing referred to in Section 8.1(b) to be met and agree to take all reasonable steps necessary to obtain early termination of the waiting period under the HSR Act.

        7.11    Employees.    As soon as practicable after the date of this Agreement, the Chief Executive Officer of the Company and the Executive Vice President, Business Development of Parent will use their best efforts to agree upon the guidelines within which the Company will proceed with respect to retention of existing Company employees.

        7.12    Benefit Plan Termination.    Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans.

        7.13    Funding.    For the period commencing on the date hereof and ending on earlier of the Closing Date or the termination of this Agreement pursuant to Article XI below, Parent will promptly provide to the Company any funding pursuant to Budgeted Expenses between the date hereof and the Closing Date set forth on Exhibit C attached hereto, which amounts shall be treated as an interest free bridge loan by Parent to Company. The Company agrees that during the time period between the date of this Agreement and the Closing Date, it will operate entirely in conformity with such budget and its expenses shall not exceed those set forth in the Budgeted Expenses attached hereto as Exhibit C, unless otherwise agreed by Parent.

        7.14    Indemnification.

            (a)  Obligation. For a period of six years after the Effective Time, Parent shall indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the maximum extent provided under the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

            (b)  Insurance. For a period of six years after the Effective Time, Parent shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided, that, in satisfying its obligation under this Section 7.14(b), Parent shall not be obligated to pay premiums in excess $55,000 per annum.

            (c)  Scope. The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each Person set forth in this Section 7.14 and its, his or her heirs and representatives.

        7.15    Settlement of Litigation.    The Company agrees to use reasonable commercial efforts to settle all litigation referenced in Schedule 4.15 prior to the Closing, provided, that with the prior written consent of Parent (and timely discussion with Parent) the Company may determine in its reasonable business judgment not to settle certain of such claims.

        7.16    Excise Tax.    Prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that either (i) with respect to any payments of cash or sales and purchases of stock or vesting of Company stock rights or other benefits that, in each case, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code ("Potential 280G Benefits"), the Company's stockholders have approved (in the manner required by the proposed regulations promulgated under Section 280G of the Code) all such Potential 280G Benefits, or (ii) that such requisite shareholder approval has not been obtained (after having been sought in the manner required by the proposed regulations promulgated under Section 280G of the Code) with respect to a Potential 280G Benefit and therefore such Potential 280G Benefit has ceased to be payable or provided.

ARTICLE VII
CONDITIONS TO THE MERGER

        8.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (b)    Government Approvals.    All approvals of governments and government agencies necessary to consummate the Merger hereunder, shall have been received. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission or the United States Department of Justice.

        8.2    Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

        8.3    Additional Conditions to Obligations of Parent.    The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

          (c)    Third Party Consents.    Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the agreements, consents, approvals and waivers set forth in Schedule 8.3(c) and that such consents do not alter materially the terms of the agreements to which they relate, such that the terms thereof are, in any event, no less favorable to the Company.

          (d)    Material Adverse Change.    Since the September Balance Sheet, no event shall have occurred that would constitute a Material Adverse Effect on the Company.

          (e)    Stockholder Approval.    Holders of at least 90% of the outstanding shares of Company Common Stock on an As-Converted Basis shall have voted for approval of the Merger, and holders of no more than 10% of the outstanding shares of Company Common Stock on an As-Converted Basis shall have exercised dissenters' or similar rights under Delaware Law with respect to their shares.

          (f)    Stockholder Certificate.    Each of the Company's Stockholders (other than those Stockholders who shall have exercised their respective dissenters' rights under Delaware Law) shall, not later than the Closing Date, have executed and delivered to Parent the Stockholder Certificate in the form attached hereto as Exhibit D.

          (g)    Termination of Change of Control Agreements.    The Employment Agreements with the individuals listed on Schedule 8.3(g)(i) shall have been terminated. The individuals listed on Schedule 8.3(g)(ii) shall have entered into separation agreements in a form reasonably acceptable to Parent providing for their termination of employment upon the Closing and separation payments in an aggregate amount no greater than $4 million payable upon the Closing, unless otherwise mutually agreed. The individuals listed on Schedule 8.3(g)(iii) shall have entered into stay agreements in a form reasonably acceptable to Parent providing for payments in an aggregate amount no greater than $6.5 million, payable upon the Closing, unless otherwise mutually agreed.

          (h)  The warrants listed in Schedule 4.2(b)(ii) shall have been exercised into shares of Company Capital Stock or terminated.

          (i)    The promissory notes issued to Gryphon Finance L.L.C. in the aggregate principal amount of $6,114,687.50 and any interest accrued thereon shall have been paid by the Company.

          (j)    Parent shall have received a certificate executed by a duly authorized officer of the Company (the "Liability Certificate") on the date which is two Business Days prior to Closing stating either (a) that, to its Knowledge, the Company knows of no Extraordinary Liabilities incurred or (b) the amount of such Extraordinary Liabilities and that the Cash Consideration to be paid by Parent to the holders of Company Series A Preferred Stock and Company Series B Preferred Stock will be reduced on the basis set forth on Exhibit A.

          (k)  Parent shall have been furnished with true and accurate copies of the executed versions of the contracts, licenses and agreements to which the Company is a party with respect to the Technology listed on Schedule 4.11(i) other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses, Parent shall have determined that the consummation of this Agreement and the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of such contracts, licenses and agreements, will not result in a Material Adverse Effect on the Company and/or a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Parent or Merger Sub.

          (l)    Company shall have filed with the PTO all materials required in order to change the name under which the GREENTRAK trademark is registered from Greentrak, Inc. to the name of

  Parent and the name under which the W.CO (stylized) trademark is registered from Witan Company L.L.C. to the name of Parent and shall have furnished Parent with evidence of the PTO's receipt of such materials.

          (m)  Stockholder Approval. Either (i) the stockholders shall have approved by the requisite vote (as required by the proposed regulations promulgated under Section 280G of the Code) each Potential 280G Benefit or (ii) any such Potential 280G Benefit did not receive the requisite percentage of stockholder approval as required by the proposed regulations promulgated under Section 280G of the Code (after having been sought) and such Potential 280G Benefit ceased to be payable or provided.

ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

        9.1    Survival of Representations and Warranties.    The Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedule) shall survive the Merger and continue until 5:00 p.m., Pacific Time, on the date which is fourteen (14) months after the Closing Date (the "Escrow Expiration Date"); provided, however, that the Company's representations and warranties relating or pertaining to (i) Section 4.2, (ii) any Tax or Returns related to such Tax set forth in Section 4.8 hereof or (iii) Section 4.11 (collectively, the "Specific Representations") shall not terminate until 5:00 p.m., Pacific Time, on the third anniversary of the Closing Date.

        9.2    Escrow Arrangements.

          (a)    Escrow Fund.    At the Effective Time the Escrow Amount without any act required on the part of any Stockholder, will be deposited in an interest-bearing escrow account with an escrow agent acceptable to Parent and the Stockholder Representative as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each applicable Stockholder of the Company shall be determined with reference to each applicable Stockholder's Pro Rata Escrow Basis. The Escrow Amount shall be contributed entirely out of the Cash Consideration. Notwithstanding anything in this Agreement to the contrary, no portion of the Escrow Fund shall be considered Merger Consideration for any purpose hereunder until released in accordance with the terms hereof and no Stockholder shall be entitled to any portion of the Escrow Fund until any part of such Escrow Fund is released in accordance with the terms hereof.

          (b)    Escrow Period; Distribution upon Termination of Escrow Periods.    Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the Escrow Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to any amount of Loss validly designated in an Escrow Notice that shall be received by the Escrow Agent prior to the Escrow Expiration Date (subject to reduction as may be determined by arbitration of the matter as provided in Section 10.2(c) hereof in the event of the objection of the Stockholder Representative in the manner provided in Section 10.2(b) hereof). The Escrow Agent shall promptly transfer to the applicable Stockholders of the Company, pursuant to written instructions by Parent, the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of any remaining amounts in the Escrow Fund to each of the applicable Stockholders pursuant to this Section 9.2(b) shall be made in proportion to such applicable Stockholder's Pro Rata Escrow Basis.

          (c)    Protection of Escrow Fund.    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. All income earned on the cash in the Escrow Fund, if any, shall become part of, and be held as an additional portion of the Escrow Fund in proportion to each applicable Stockholder's Pro Rata Escrow Basis. For tax reporting and withholding purposes, all income earned on the cash in the Escrow Fund, if any, shall be treated as income earned by Parent and as payments of interest by Parent to the applicable Stockholders of the Company in proportion to each applicable Stockholder's Pro Rata Escrow Basis, and shall be reported by the Escrow Agent as income to such applicable Stockholders.

          (d)    Escrow Agent's Duties.

              (i)  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, except for gross negligence or willful misconduct on the part of the Escrow Agent. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

            (ii)  The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

            (iii)  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.

            (iv)  The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.

            (v)  In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel, provided, that, the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this

    Agreement. In no event shall the Escrow Agent be liable for punitive, incidental or consequential damages.

            (vi)  If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage. The Escrow Agent shall comply with any and all information reporting and withholding Tax requirements arising in respect of the Escrow Fund.

          (vii)  Parent and the Surviving Corporation, and their respective successors and assigns, agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter, except for gross negligence or willful misconduct on the part of the Escrow Agent.

          (viii)  The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (e)    Permitted Investments.    The Escrow Agent shall promptly invest the Escrow Fund pursuant to the written instructions of Parent, provided, however, such investments shall be limited to (i) money market accounts and money market mutual funds solely invested in treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America and certificates of deposit issued by a commercial bank located in the United States and incorporated under the laws of the United States or of any state and having capital, surplus and undivided profits of not less than one hundred million dollars ($100,000,000), (ii) obligations of or guaranteed by the U.S. government with a maturity of not more than 180 days, (iii) certificates of deposit with a maturity of not more than 180 days with a commercial bank having capital, surplus and undivided profits of not less than one hundred million dollars ($100,000,000), (iv) commercial paper with a maturity of not more than 180 days that is rated A-1, P-1 or better by Standard & Poor's Corporation or Moody's Investors Services, Inc. and (v) debt of or guaranteed by any state or political subdivision with a maturity of not more than 180 days that is rated A or better (the "Permitted Investments"). If Parent does not provide such written instructions to the Escrow Agent, the Escrow Fund shall be deposited in a money market account of U.S. Bank. Neither the Escrow Agent nor any other Person shall be liable or responsible in any manner for any depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said depreciation and costs shall be borne by the Escrow Fund.

          (f)    Fees.    All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation.

          (g)    Tax Reporting Documentation.    Within 90 days after the Closing Date, Parent shall deliver to the Escrow Agent an IRS Form W-8 or W-9, as applicable, and such other tax reporting documents that the Escrow Agent may request (collectively, the "Tax Reporting Documentation"), for Parent and each Stockholder. The parties understand that, if such Tax Reporting Documentation is not furnished to the Escrow Agent, the Escrow Agent may be required by the Code, as it may be amended from time to time, to withhold amounts that otherwise would be distributable to Parent or such Stockholders who have not furnished such Tax Reporting Documentation.

ARTICLE X
RECOURSE

        10.1    Losses.

          (a)  The Escrow Fund is available to compensate Parent (through a reduction in that portion of Cash Consideration constituting the Escrow Amount) for (i) any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or the Surviving Corporation directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article IV herein or (ii) out of pocket cash arising out of the Designated Leases commencing on January 1, 2002 (net of any cash deposit, insurance or indemnification proceeds and subtenancy fees actually received or offset other than the deposit on the Chesterfield License which deposit shall be returned to the landlord, MIC Real Estate, LLC, prior to the Closing Date); provided, however, that in the case of the 110 William Lease, the commencement date for determining such expense shall be March 1, 2002 (as opposed to January 1).

          (b)  Parent may not receive any amount from the Escrow Fund for Losses unless and until Losses, as finally determined pursuant to the terms hereof, exceed $100,000 (the "Basket"). At such time, Parent may recover from the Escrow Fund any such Losses which exceed $50,000 (the "Deductible").

          (c)  Parent shall not be entitled to any recourse against any Stockholder for Losses other than by way of the Escrow Fund except for Losses incurred by Parent relating to or arising, directly or indirectly, out of any breach of the representations and warranties set forth in the Specific Representations, claims for which in any event may not exceed the proceeds of the Escrow Fund and the Earnout or for fraud or willful misconduct.

          (d)  Any Loss from any breach of the Specific Representations shall first be applied against the Escrow Fund (if Parent has become aware of any such claim of Loss prior to the Escrow Expiration Date) in priority order before applying any such Loss to the Earnout.

          (e)  In no event may Parent, its officers, directors or Surviving Corporation be entitled to seek recourse against the Stockholders of the Company for any amount paid hereunder or otherwise, other than in accordance with the terms and subject to the conditions expressly provided herein.

        10.2    Escrow Fund Disputes.

          (a)    Claims Upon Escrow Fund.    Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Escrow Notice") (provided that in the case of any Escrow Notice delivered as a result of Section 10.1(a)(ii) such Escrow Notice shall not be delivered prior to October 1, 2002): (i) stating that Parent has paid or properly accrued, or reasonably expects to pay or properly accrue, Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for any liability reasonably expected to be incurred, and the nature of the misrepresentation or breach of warranty to which such item is related, the Escrow Agent shall, subject to and after giving effect to the provisions of Sections 10.2(b) and 10.2(c), transfer to Parent out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to any uncontroverted Losses. Such payment of cash from the Escrow Fund to Parent will be made in proportion to each applicable Stockholder's Pro Rata Escrow Basis.

          (b)    Objections to Escrow Notice.    At the time of delivery of any Escrow Notice to the Escrow Agent, a duplicate copy of such Escrow Notice shall be delivered to the Stockholder Representative and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no transfer to Parent of any amounts under the Escrow Fund pursuant to Section 10.2(a), unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such transfer. After the expiration of such forty-five (45) day period, the Escrow Agent shall transfer cash from the Escrow Fund in accordance with Section 10.2(a), provided, that no such transfer may be made if the Stockholder Representative shall object in a written statement to the claim made in the Escrow Notice, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such forty-five (45) day period and provided further that to the extent an Escrow Notice alleges only the basis for an anticipated liability, no amount shall be distributed until such liability is actually paid or accrued under GAAP.

          (c)    Resolution of Conflicts Regarding Escrow Notice; Arbitration.

              (i)  In case the Stockholder Representative shall object in writing to any claim or claims made in any Escrow Notice as provided in Section 10.2(a) hereof, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms hereof and thereof.

            (ii)  If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Escrow Notice shall be final, binding and conclusive. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award by the arbitrators. The Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payment out of the Escrow Fund in accordance therewith.

            (iii)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the rules then in effect of the American Arbitration Association. In any arbitration hereunder in which any claim or the amount thereof stated in the Escrow Notice is at issue, Parent shall be deemed to be the prevailing party in the event that the arbitrators award is in an amount equal to at least ninety percent (90%) of the disputed amount; otherwise, the holders of Company Series A Preferred Stock and Company Series B Preferred Stock as represented by the Stockholder Representative shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration; provided, however, that Parent shall have no recourse against the applicable Stockholders for such expenses unless there are funds remaining in the Escrow Fund, in which case the payment of such expenses shall be made out of the Escrow Fund only. Such payment of expenses from the Escrow Fund will be made in proportion to each applicable Stockholder's Pro Rata Escrow Basis.

        10.3    Earnout Disputes.

          (a)    Claims Upon the Earnout.    If Parent has stated in the applicable Earnout Notice that Parent intends to hold back a certain amount from the 2002 Earnout or 2003 Earnout, as the case may be, simultaneous with delivery of the applicable Earnout Notice, Parent shall have delivered to the Stockholder Representative a separate written notice (an
  "  Earnout Recourse Dispute Notice"): (i) stating that Parent has withheld a specified amount from the 2002 Earnout or 2003 Earnout, as the case may be, (ii) stating that Parent has paid or properly accrued Losses, or reasonably expects to incur such Losses, (iii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, the basis for any liability reasonably expected to be incurred and the nature of the misrepresentation or breach of warranty to which such item is related, and (iv) the determination by the Escrow Agent that there are no funds remaining in the Escrow Fund.

          (b)    Objections to Earnout Recourse Dispute Notice.    Stockholder Representative shall have forty-five (45) days to object in a written statement to the claim made in the Earnout Recourse Dispute Notice delivered by Parent. If Stockholder Representative does not object in a written statement to the Earnout Recourse Dispute Notice, then the amount held back by Parent shall be part of the calculation of Aggregate Earnout Consideration for purposes of
   Exhibit B, but not payable to the Stockholder Representative and shall be deemed final, binding and conclusive, provided, however, that to the extent an Earnout Recourse Dispute Notice alleges only the basis for an expected liability, no amount shall be distributed until such liability is actually paid or accrued under GAAP.

          (c)    Resolution of Conflicts Regarding Earnout Recourse Dispute Notice; Arbitration.

              (i)  In case the Stockholder Representative shall object in writing to any claim or claims made in any Earnout Recourse Dispute Notice as provided in Section 10.3(a) hereof, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Stockholder Representative shall be entitled to rely on any such memorandum and Parent shall promptly pay any cash or deliver any shares of Parent Common Stock from the 2002 Earnout or 2003 Earnout, as the case may be, to the Stockholder Representative due in accordance with such memorandum and the terms thereof.

            (ii)  If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Earnout Recourse Dispute Notice shall be final, binding and conclusive. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The Stockholder Representative shall be entitled to act in accordance with such decision and Parent shall promptly pay any cash or deliver any shares of Parent Common Stock from the 2002 Earnout or 2003 Earnout, as the case may be, due to the Stockholder Representative in accordance with such decision and the terms thereof.

            (iii)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the rules then in effect of the American Arbitration Association. In any arbitration hereunder in which any claim or the amount thereof stated in the applicable Earnout Notice is at issue, Parent shall be deemed to be the prevailing party in the event that the arbitrators award is in an amount equal to at least ninety percent (90%) of the disputed amount; otherwise, the Stockholders as represented by the Stockholder Representative shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration; provided, however, that no payment shall be made by the Stockholders unless there is an amount due and not otherwise paid to the Stockholders from the Earnout, in which case the payment of such expenses shall be made from an offset of the applicable Earnout payment due to them pursuant to Section 3.13.

        10.4    Stockholder Representative; Power of Attorney.

          (a)  In the event that the Merger is approved, effective upon such vote, and without further act of any Stockholder, Kinexus Representative LLC, a Delaware limited liability company, shall be appointed as Representative and attorney-in-fact (the "Stockholder Representative") for each

  Stockholder of the Company (except such Stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for and on behalf of Stockholders of the Company, to give and receive notices and communications, to distribute cash or shares of Parent Common Stock from the 2002 Earnout or the 2003 Earnout, as the case may be, to object to any claims asserted by Parent against the Escrow Fund, the 2002 Earnout or 2003 Earnout, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund (or if after the Escrow Expiration Date, two-thirds interest of the Earnout) agree to the removal and to the identity of the substituted Representative. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders of the Company.

          (b)  The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholder Representative shall be entitled to rely on the stock transfer records of the Company immediately prior to Closing for any and all purposes of distributing or disseminating to the Stockholders any amounts delivered to the Stockholder Representative hereunder.

        10.5    Actions of the Stockholder Representative.    A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all the Stockholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund in the case of the Escrow Fund and to all of the Stockholders in the case of the Earnout and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each such Stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

        10.6    Third-Party Claims.    Parent shall notify the Stockholder Representative within ten (10) days of becoming aware of a third-party claim which may result in a demand against the Escrow Fund or the Earnout, as the case may be, and the Stockholder Representative, as representative for the Stockholders of the Company, shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants or other major decisions with respect to such claim in excess of $10,000 in related matters shall permit any claim against the Escrow Fund or the Earnout, except with the consent of the Stockholder Representative. In the event that the Stockholder Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the 2002 Earnout or the 2003 Earnout, as the case may be, and Stockholder Representative shall be deemed to have agreed to the claim by Parent against the Escrow Fund, the 2002 Earnout or the 2003 Earnout, as the case may be, in an amount equal to such settlement.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

        11.1    Termination.    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the Stockholders of the Company:

          (a)  By mutual written consent of the Company and Parent;

          (b)  By either Parent or the Company if: (i) the Effective Time has not occurred by February 15, 2002, (provided, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c)  By either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d)  By either Company or Parent if the required approval of the Stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote or written consent of Company Stockholders (provided, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Company where the failure to obtain Company Stockholder approval shall have been caused by the action or failure to act of Company in breach of this Agreement);

          (e)  By Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the Business or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the Business or assets of the Company or Parent;

          (f)    By Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not then be satisfied; provided, that, if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this Section 11.1(f) if the breach is not cured within ten (10) days following the date of written notice from Company of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); or

          (g)  By Parent if it is not in material breach of its obligations under this Agreement and there has been upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not then be satisfied; provided, that, if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may only terminate this Agreement under this Section 11.1(g) if the breach is not cured within ten (10) days the date of written notice from Parent of such breach (but no cure period shall be required for a breach which by its nature cannot be cured).

          (h)  By Parent, if an event has occurred or a circumstance has arisen that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, that is not curable by the Company through the exercise of its commercially reasonable efforts.

        Where action is taken to terminate this Agreement pursuant to this Section 11.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        11.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or Stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that the provisions of Sections 7.3, 7.4, 7.5 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        11.3    Amendment.    This Agreement may be amended by the parties at any time before or after approval of the Merger by the Company's Stockholders; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the Stockholders of the Company without further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        11.4    Extension; Waiver.    At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII
GENERAL PROVISIONS

        12.1    Notices.    All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or by commercial delivery service, (ii) three (3) Business Days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (iii) one (1) Business Day after the Business Day of deposit with Federal Express or similar overnight courier for next day delivery (or two (2) Business Days after such deposit if deposited for second Business Day delivery), if delivered by such means, or (iv) one (1) Business Day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent or Merger Sub, to:

  Advent Software, Inc.
  301 Brannan Street, 6th Floor
  San Francisco, CA 94107
  Attention: Chief Executive Officer
  Facsimile No.: (415) 543-5070

  with a copy to:

  Wilson Sonsini Goodrich & Rosati, P.C.
  950 Page Mill Road
  Palo Alto, California 94304-1050
  Attention: Mark A. Bertelsen, Esq.
  Facsimile No.: (650) 493-6811

  (b)
  If to the Company:

  Kinexus Corporation
  110 William Street
  New York, New York 10038
  Attention: Chief Executive Officer
  Facsimile: (212) 766-9104

  with a copy to:

  Morgan, Lewis & Bockius LLP
  101 Park Avenue
  New York, New York 10178
  Attention: Robert G. Robison
  Facsimile: (212) 309-6273

  (c)
  If to the Escrow Agent:

  U.S. Bank Trust National Association
  One California Street, Suite 2550
  San Francisco, CA 94111
  Attention: Ann Gadsby
  Facsimile No.: (415) 273-4591

  (d)
  If to the Stockholder Representative:

  To the address and the facsimile number communicated to Parent.

        12.2    Interpretation.    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "Agreement" when used herein shall be deemed in each case to include all Exhibits to this Agreement, including Exhibit A and Exhibit B.

        12.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement (including all Exhibits), the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

        12.4    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        12.5    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        12.6    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        12.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        12.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        12.9    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Parent may assign this Agreement to a successor entity or successor in interest of Parent without written consent provided that if such assignment occurs on or before the later of three (3) years from the closing date or the termination of Parent's obligations pursuant to this Agreement, such successor shall agree in writing to undertake Parent's obligations as set forth in this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.10    Absence of Third Party Beneficiary Rights.    Other than as provided in Section 7.14, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other Person unless specifically provided otherwise herein.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.

ADVENT SOFTWARE, INC.
By:	/s/ Collin A. Cohen
Name:	Collin A. Cohen
Title:	EVP
KAYAK ACQUISITION CORPORATION
By:	/s/ Irv H. Lichtenwald
Name:	Irv H. Lichtenwald
Title:	CEO
KINEXUS CORPORATION
By:	/s/ B.D. Morriss
Name:	B.D. Morriss
Title:	Chairman
Solely as to Articles IX and X:
U.S. BANK TRUST N.A.
By:	/s/ Sheila Soares
Name:	Sheila Soares
Title:	Assistant Vice President

Exhibit A

Project Kansas: Up-front cash proceeds distribution analysis by class and by shareholder

Note: The information and analysis presented below is based information provided by the Company
Note: Earnout will only be allocated in accordance with the following provisions

	Aggregate Up-front Cash Proceeds	Share ownership	Up-front Cash proceeds per share	Warrants to KWI Equity LLC[1]
Proceeds to Shareholders	$39,003,000.00			8,500,000.00
Proceeds to Shareholders:
Series B
Series B Preferred—JPM	$11,328,966.619	27,855,153	$0.41
Series B Preferred—Cap Z	11,328,966.619	27,855,153	$0.41
Other Series "B's"	1,718,455.265	12,131,169	$0.14

MIC III	422,186.038	2,980,357	$0.14
RDV Capital Corp.	407,080.671	2,873,723	$0.14
Vesta Capital Partners	388,099.166	2,739,726	$0.14
Morriss Holdings (adj)	226,432.756	1,598,467	$0.14
Donald G. Kane	81,205.690	573,259	$0.14
Gryphon Holdings	77,745.312	548,831	$0.14
Olympus Capital	50,868.599	359,099	$0.14
Sushil Garg	50,671.413	357,707	$0.14
RDV	14,165.620	100,000	$0.14

Total Series B proceeds	$24,376,388.504	67,841,475

Series A
Series A Preferred—FU/WACH	$3,469,863.834	12,296,600	$0.28
Series A Preferred—Other	11,156,747.662	92,025,026	$0.12

MIC III, LLC	6,360,597.676	52,464,588	$0.12
Gryphon II	782,216.729	6,452,016	$0.12
DBS Nominees Pte. Ltd.	647,854.965	5,343,750	$0.12
Berkeley Holdings, Inc.	568,111.975	4,686,000	$0.12
SMS	421,766.750	3,478,890	$0.12
SMS Securities AG	323,927.483	2,671,875	$0.12
Pitcairn Group, L.P.	150,260.768	1,239,407	$0.12
Net Invest Overseas, Ltd.	146,769.406	1,210,609	$0.12
MIC V	129,571.047	1,068,750	$0.12
Robert Kresko	129,570.993	1,068,750	$0.12
Adolphus A. Busch Revocable Trust dtd 9/30/92	129,570.993	1,068,750	$0.12
TSC Clearing Services, Inc.	114,286.647	942,679	$0.12
Donald J. McGraw	97,846.316	807,073	$0.12
RDV Corporation	90,994.905	750,560	$0.12
RDV Corporation	66,544.510	548,884	$0.12
Leo C. Saenger, Jr. Revocable Trust dated 1/9/90	66,430.669	547,945	$0.12
Bedford Oaks Partners L.P.	64,785.497	534,375	$0.12
RDV Corporation—6/20/97	57,178.688	471,631	$0.12
Pitcairn	54,424.598	448,914	$0.12
Leedy Investment Company, LLC	52,040.075	429,246	$0.12
LIC, LLC (Bridge)—6/18/97	50,156.744	413,712	$0.12
Sadac, Inc.	49,823.032	410,959	$0.12

Alfred M. Vinton, Jr.	43,166.205	356,051	$0.12
Mercantile Bankshares Corporation	40,483.352	333,922	$0.12
Pitcairn Group, L.P.—6/20/97	37,617.558	310,284	$0.12
Welde Trust Inc.	29,353.881	242,122	$0.12
SMS	27,212.299	224,457	$0.12
Musick	27,212.299	224,457	$0.12
B. Douglas Morriss	24,939.841	205,713	$0.12
Paul M. Caron	24,666.438	203,458	$0.12
Gateway/Witan, Inc.	23,613.503	194,773	$0.12
The Patricia A. Saenger Revocable Trust	21,507.876	177,405	$0.12
LIC, LLC Conversion—3/19/97	20,152.011	166,221	$0.12
Sadac, Inc.	19,569.254	161,415	$0.12
Leo Sanger Jr. Revocable Trust	19,569.254	161,415	$0.12
Leo Christopher Saenger III Revocable Trust	16,607.637	136,986	$0.12
Jill Saenger Revocable Trust	16,607.637	136,986	$0.12
Charles A Sanger Revocable Trust	16,607.637	136,986	$0.12
Remy Capital Partners III, L.P.	15,426.798	127,246	$0.12
Dwight E. Lowell, III	15,341.327	126,541	$0.12
Dwight E. Lowell, III	15,332.978	126,472	$0.12
Rockefeller & Company, Inc.	15,040.540	124,060	$0.12
The John Y. Brown Revocable Trust	14,438.846	119,097	$0.12
Robert E. Kresko	12,483.551	102,969	$0.12
Andrew G. P. Hobbs	12,483.551	102,969	$0.12
William Benton—8/12/97	12,091.207	99,733	$0.12
Charles A. Fagan, III	11,129.951	91,804	$0.12
Leo Christopher Saenger III Revocable Trust	9,784.627	80,707	$0.12
Jill Saenger Revocable Trust	9,784.627	80,707	$0.12
Charles A Sanger Revocable Trust	9,784.627	80,707	$0.12
Dixon R. Brown	9,776.351	80,639	$0.12
Taylor 1998 Irrevocable Trust	5,812.661	47,945	$0.12
Section 2503 Trust FBO Hunter R. Brown	4,812.949	39,699	$0.12
Section 2503 Trust FBO Barkley K. Brown	4,812.949	39,699	$0.12
Westwood 1998 Irrevocable Trust	4,151.970	34,247	$0.12
San Francisco 1998 Irrevocable Trust	4,151.970	34,247	$0.12
Eden N Kresko Irrevocable Trust	3,321.503	27,397	$0.12
Memphis Witan, L.L.C.	3,167.533	26,127	$0.12
Gryphon warrants	0.000	0	N/A
Memphis Witan, L.L.C.	0.000	0	N/A

Totals	$11,156,747.662	104,321,626
Total Series A proceeds	$14,626,611.496

Total	$39,003,000.00			8,500,000.00

(1)
Parent will issue at Closing to KWI Equity LLC, an affiliate of B. Douglas Morriss at the direction B. Douglas Morriss for 165,176 shares of Parent Common Stock at an exercise price of $.01 per share expiring on January 1, 2003 in substantially the form of a warrant agreement attached hereto as Exhibit A-1.

Exhibit A

        The following provisions shall apply to the Aggregate Upfront Cash Proceeds payable to each applicable Stockholder set forth on Exhibit A:

1.
The Aggregate Upfront Cash Proceeds set forth on Exhibit A payable to each applicable Stockholder shall be reduced on the Cash Pro Rata Basis in the aggregate amount of Extraordinary Liabilities to the extent that there are any Extraordinary Liabilities as set forth in the Liabilities Certificate to be delivered to Parent on the date which is two (2) Business Days prior to Closing.

"Cash Pro Rata Basis" means, as to any Stockholder, the proportion that the amount of Cash Consideration allocated to such Stockholder in "Aggregate Upfront Cash Proceeds" set forth on this Exhibit A bears to the total amount of Cash Consideration delivered by Parent to the holders of the Company Series A Preferred Stock and Company Series B Preferred Stock at Closing.

3

Exhibit B

Project Kansas: Earnout distribution analysis by class and by shareholder

Note: The information and analysis presented below is based information provided by the Company
Note: Earnout will only be allocated in accordance with the following provisions

		%
		Band 1	Band 2	Band 3	Band 4
Bottom of earnout valuation range ($)	Preferred stock	$0.00	$24,389,176.19	$27,966,985.11	$102,052,384.26
Top of of earnout valuation range ($)	ownership % of class	$24,389,176.19	$27,966,985.11	$102,052,384.26	$115,000,000.00

Transaction Fees		1.25%	1.25%	1.25%	1.25%
Proceeds to common shareholders		10.0%	10.0%	10.0%	10.0%
Proceeds to Shareholders:
Series B
Series B Preferred—JPM	41.06%	0.000%	0.000%	15.753%	0.000%
Series B Preferred—Cap Z	41.06%	0.000%	0.000%	15.753%	0.000%
Other Series "B's"	17.88%	0.000%	88.750%	6.805%	0.000%
MIC III	4.39%	0.000%	21.804%	1.672%	0.000%
RDV Capital Corp.	4.24%	0.000%	21.024%	1.612%	0.000%
Vesta Capital Partners	4.04%	0.000%	20.043%	1.537%	0.000%
Morriss Holdings (adj)	2.36%	0.000%	11.694%	0.897%	0.000%
Donald G. Kane	0.84%	0.000%	4.194%	0.322%	0.000%
Gryphon Holdings	0.81%	0.000%	4.015%	0.308%	0.000%
Olympus Capital	0.53%	0.000%	2.627%	0.201%	0.000%
Sushil Garg	0.53%	0.000%	2.617%	0.201%	0.000%
RDV	0.15%	0.000%	0.732%	0.056%	0.000%
Total Class B proceeds	100.00%	0.000%	88.750%	38.312%	0.000%
Series A
Series A Preferred—FU/WACH	11.79%	19.738%	0.000%	11.218%	0.000%
Series A Preferred—Other	88.21%	69.012%	0.000%	39.220%	88.750%
MIC III, LLC	50.29%	39.344%	0.000%	22.360%	50.597%
Gryphon II	6.18%	4.839%	0.000%	2.750%	6.222%
DBS Nominees Pte. Ltd.	5.12%	4.007%	0.000%	2.277%	5.154%
Berkeley Holdings, Inc.	4.49%	3.514%	0.000%	1.997%	4.519%
SMS	3.33%	2.609%	0.000%	1.483%	3.355%
SMS Securities AG	2.56%	2.004%	0.000%	1.139%	2.577%
Pitcairn Group, L.P.	1.19%	0.929%	0.000%	0.528%	1.195%
Net Invest Overseas, Ltd.	1.16%	0.908%	0.000%	0.516%	1.168%
MIC V	1.02%	0.801%	0.000%	0.455%	1.031%
Robert Kresko	1.02%	0.801%	0.000%	0.455%	1.031%
Adolphus A. Busch Revocable Trust dtd 9/30/92	1.02%	0.801%	0.000%	0.455%	1.031%
TSC Clearing Services, Inc.	0.90%	0.707%	0.000%	0.402%	0.909%
Donald J. McGraw	0.77%	0.605%	0.000%	0.344%	0.778%
RDV Corporation	0.72%	0.563%	0.000%	0.320%	0.724%
RDV Corporation	0.53%	0.412%	0.000%	0.234%	0.529%
Leo C. Saenger, Jr. Revocable Trust dated 1/9/90	0.53%	0.411%	0.000%	0.234%	0.528%
Bedford Oaks Partners L.P.	0.51%	0.401%	0.000%	0.228%	0.515%
RDV Corporation—6/20/97	0.45%	0.354%	0.000%	0.201%	0.455%
Pitcairn	0.43%	0.337%	0.000%	0.191%	0.433%
Leedy Investment Company, LLC	0.41%	0.322%	0.000%	0.183%	0.414%
LIC, LLC (Bridge)—6/18/97	0.40%	0.310%	0.000%	0.176%	0.399%
Sadac, Inc.	0.39%	0.308%	0.000%	0.175%	0.396%
Alfred M. Vinton, Jr.	0.34%	0.267%	0.000%	0.152%	0.343%

4

Mercantile Bankshares Corporation	0.32%	0.250%	0.000%	0.142%	0.322%
Pitcairn Group, L.P.—6/20/97	0.30%	0.233%	0.000%	0.132%	0.299%
Welde Trust Inc.	0.23%	0.182%	0.000%	0.103%	0.234%
SMS	0.22%	0.168%	0.000%	0.096%	0.216%
Musick	0.22%	0.168%	0.000%	0.096%	0.216%
B. Douglas Morriss	0.20%	0.154%	0.000%	0.088%	0.198%
Paul M. Caron	0.20%	0.153%	0.000%	0.087%	0.196%
Gateway/Witan, Inc.	0.19%	0.146%	0.000%	0.083%	0.188%
The Patricia A. Saenger Revocable Trust	0.17%	0.133%	0.000%	0.076%	0.171%
LIC, LLC Conversion—3/19/97	0.16%	0.125%	0.000%	0.071%	0.160%
Sadac, Inc.	0.15%	0.121%	0.000%	0.069%	0.156%
Leo Sanger Jr. Revocable Trust	0.15%	0.121%	0.000%	0.069%	0.156%
Leo Christopher Saenger III Revocable Trust	0.13%	0.103%	0.000%	0.058%	0.132%
Jill Saenger Revocable Trust	0.13%	0.103%	0.000%	0.058%	0.132%
Charles A Sanger Revocable Trust	0.13%	0.103%	0.000%	0.058%	0.132%
Remy Capital Partners III, L.P.	0.12%	0.095%	0.000%	0.054%	0.123%
Dwight E. Lowell, III	0.12%	0.095%	0.000%	0.054%	0.122%
Dwight E. Lowell, III	0.12%	0.095%	0.000%	0.054%	0.122%
Rockefeller & Company, Inc.	0.12%	0.093%	0.000%	0.053%	0.120%
The John Y. Brown Revocable Trust	0.11%	0.089%	0.000%	0.051%	0.115%
Robert E. Kresko	0.10%	0.077%	0.000%	0.044%	0.099%
Andrew G. P. Hobbs	0.10%	0.077%	0.000%	0.044%	0.099%
William Benton—8/12/97	0.10%	0.075%	0.000%	0.043%	0.096%
Charles A. Fagan, III	0.09%	0.069%	0.000%	0.039%	0.089%
Leo Christopher Saenger III Revocable Trust	0.08%	0.061%	0.000%	0.034%	0.078%
Jill Saenger Revocable Trust	0.08%	0.061%	0.000%	0.034%	0.078%
Charles A Sanger Revocable Trust	0.08%	0.061%	0.000%	0.034%	0.078%
Dixon R. Brown	0.08%	0.060%	0.000%	0.034%	0.078%
Taylor 1998 Irrevocable Trust	0.05%	0.036%	0.000%	0.020%	0.046%
Section 2503 Trust FBO Hunter R. Brown	0.04%	0.030%	0.000%	0.017%	0.038%
Section 2503 Trust FBO Barkley K. Brown	0.04%	0.030%	0.000%	0.017%	0.038%
Westwood 1998 Irrevocable Trust	0.03%	0.026%	0.000%	0.015%	0.033%
San Francisco 1998 Irrevocable Trust	0.03%	0.026%	0.000%	0.015%	0.033%
Eden N Kresko Irrevocable Trust	0.03%	0.021%	0.000%	0.012%	0.026%
Memphis Witan, L.L.C.	0.03%	0.020%	0.000%	0.011%	0.025%
Gryphon warrants	0.00%	0.000%	0.000%	0.000%	0.000%
Memphis Witan, L.L.C.	0.00%	0.000%	0.000%	0.000%	0.000%
Totals	100.00%	69.012%	0.000%	39.220%	88.750%
Total Series A proceeds		88.750%	0.000%	50.438%	88.750%
Total		100.000%	100.000%	100.000%	100.000%

5

Exhibit B

Any amount payable under the 2002 Earnout or 2003 Earnout, as the case may be, pursuant to Section 3.13 of the Merger Agreement shall be payable by Stockholder Representative to the Stockholders of the Company in the following order of priority:

(1)
The applicable amount of the 2002 Earnout or 2003 Earnout payable to the holders of Company Common Stock in accordance with Section 2.6(c) of the Merger Agreement.

(2)
An amount representing 1.25% of the 2002 Earnout or 2003 Earnout, as the case may be, to J.P. Morgan Securities Inc., as financial advisor payable in accordance with its letter agreement with the Company, dated September 4, 2001.

(3)
An amount equal to $100,000 to be payable to the Stockholder Representative representing reimbursement of all costs and expenses incurred by such Stockholder Representative.

(4)
As of the date of payment of any of the 2002 Earnout or 2003 Earnout, in the event that either (a) the Escrow Agent has delivered to Parent any amount from the Escrow Fund, (b) if after Escrow Expiration Date, the Escrow Agent has held back certain amounts from distribution to stockholders, in each case in accordance with the terms of this Merger Agreement, or (c) any amount shall have been withheld from payment of Cash Consideration by Parent because there shall exist certain Extraordinary Liabilities at Closing, any such amounts (the "Make-Whole Payments") will first be distributed by the Stockholder Representative to the applicable Stockholders on the Pro Rata Escrow Basis until each such Stockholder shall have received the amount of Cash Consideration allocated to him, her or it at Closing (before giving effect to the contributions to the Escrow Fund or the existence of Extraordinary Liabilities at Closing).

(5)
Any remaining amounts will be paid to the Stockholders of the Company in proportion to the applicable percentages set forth opposite its, his or her name on Exhibit B. Applicable percentages will be determined with reference to the calculation of Aggregate Earnout Consideration as of the date of such payment giving effect to each of the bands 1, 2, 3 and 4 (each, a "Band") set forth on Exhibit B. The methodology, by way of example, is as follows: if the 2002 Earnout is determined to be $15 million, the applicable percentage allocation for each applicable Stockholder shall be set forth in Band 1. If the 2003 Earnout is $100 million so that the Aggregate Earnout Consideration is $115 million, payments to such Stockholder would equal (a) $9,389,176.19 (i.e. the difference between the top valuation of Band 1 and the $15 million paid pursuant to the 2002 Earnout) multiplied by the applicable percentage set forth in Band 1 plus (b) $3,577,808.91 (i.e. the difference between the top valuation and the bottom valuation of Band 2) multiplied by the applicable percentage set forth in Band 2, plus (c) $74,085,399.14 (i.e. the difference between the top valuation and the bottom valuation of Band 3) multiplied by the applicable percentage set forth in Band 3 plus (d) $12,947,615.73 (i.e. the difference between the top valuation and the bottom valuation of Band 4) multiplied by the applicable percentage set forth in Band 4.

(6)
If (a) any Make-Whole Payment shall have been made in respect of any amount held back by the Escrow Agent after the Escrow Expiration Date and (b) any payment shall have thereafter been released for payment to Stockholders by the Escrow Agent, such amount shall be deemed to be payable in the following order (i) first to the applicable Stockholders on the Pro Rata Escrow Basis until such Stockholder shall have received the amount of Cash Consideration allocated to him, her or it at Closing (before giving effect to the contributions to the Escrow Fund or the existence of Extraordinary Liabilities at Closing) and (ii) second to the applicable Stockholder in the applicable percentage set forth opposite its, his or her name on this Exhibit B with reference to the amount of Aggregate Earnout Consideration as of the date of such release.

For purposes hereof, "Aggregate Earnout Consideration" shall mean all amounts paid or payable under the 2002 and 2003 Earnouts, as the case may be, to be determined on a cumulative basis.

6

EXHIBIT A-1

  NEITHER THE WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ANY STATE SECURITIES LAWS. NO SALE, TRANSFER OR OTHER DISPOSITION OF THIS WARRANT OR SAID SHARES MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL FOR THE PURCHASER, WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED OR (iii) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

STOCK PURCHASE WARRANT

Date of Issuance: January , 2002	Certificate No. W-

        For value received, Advent Software, Inc., a Delaware corporation (the "Company"), hereby grants to KWI Equity, LLC, a Delaware limited liability corporation, or its registered assigns (the "Registered Holder(s)"), the right to purchase from the Company a total of 165,176 Warrant Shares (as defined herein) at a price per share of $.01, as adjusted from time to time hereunder (the "Exercise Price"). The Exercise Price and number of Warrant Shares (and the amount and any kind of other securities) for which this Warrant is exercisable shall be subject to adjustment as provided herein. Certain capitalized terms used herein are defined in Section 3 hereof.

        This Warrant is subject to the following provisions:

        SECTION 1.    Exercise of Warrant.

        1A.    Exercise Period.    Subject to Section 2D, the purchase rights represented by this Warrant may be exercised, in whole or in part, at any time and from time to time after the date hereof to and including 5:00 p.m., New York time, on January 1, 2003 or, if such day is not a business day, on the next preceding business day (the "Exercise Period").

        1B.    Exercise Procedure.

            (i)  This Warrant shall be deemed to have been exercised when all of the following items have been delivered to the Company (the "Exercise Time"):

            (a)  a completed Exercise Notice, as described in Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

            (b)  this Warrant;

            (c)  if the Purchaser is not the Registered Holder, an Assignment or Assignments in the form set forth in Exhibit II attached hereto evidencing the assignment of this Warrant to the Purchaser; and

            (d)  either (i) a check or wire transfer payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price"), or (ii) the delivery of a notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) on a "cashless" basis by authorizing the Company to withhold from issuance the number of Warrant Shares

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    which when multiplied by the Fair Market Value of a Warrant Share is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

          (ii)  Certificates for Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser promptly after the date of the Exercise Time together with any cash payable in lieu of a fraction of a share pursuant to the provisions of Section 14 hereof. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such ten (10)-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Notice.

          (iii)  The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Shares at the Exercise Time.

          (iv)  The issuance of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax or other cost incurred by the Company in respect thereof in connection with such exercise and the related issuance of Warrant Shares.

          (v)  The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect. In the event that the Company fails to comply with its obligations set forth in the foregoing sentence, the Purchaser may (but shall not be obligated to) purchase Warrant Shares hereunder at par value, and the Company shall be obligated to reimburse the Purchaser for the aggregate amount of consideration paid in connection with such exercise in excess of the Exercise Price then in effect.

          (vi)  The Company shall use commercially reasonably efforts to assist and cooperate with any Registered Holder or any Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant.

        (vii)  Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant is to be made in connection with a registered public offering, a sale of the Company or any other contingent and specified transaction or event, such exercise may, at the election of the holder hereof, be conditioned upon the consummation of such transaction or event in which case such exercise shall not be deemed to be effective until the consummation of such transaction or event.

        (viii)  The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all liens and charges other than state and federal securities laws and restrictions. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company will use its best efforts to cause the

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  Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

          (ix)  If the Warrant Shares issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Purchaser's option and upon surrender of this Warrant by such Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Shares, deliver to such Purchaser (or as otherwise specified by such Purchaser) a certificate or certificates representing the stock or securities into which the Warrant Shares issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Purchaser has specified.

          (x)  The Company shall not, and shall not permit its subsidiaries to, directly or indirectly, by any action (including reincorporation in a jurisdiction other than Delaware, amending its Certificate of Incorporation or through any Organic Change, issuance or sale of securities or any other voluntary action) avoid or seek to avoid the observance or performance of any of terms of this Warrant or impair or diminish its value (except for any action which ratably affects all Warrant Shares and shares of Common Stock), but shall at all times in good faith assist in the carrying out of all such terms of Warrant. Without limiting the generality of the foregoing, the Company shall (a) use its commercially reasonable efforts to obtain all such authorizations, exemptions, or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant, and (b) not undertake any reverse stock split, combination, reorganization, or other reclassification of its capital stock which would have the effect of making this Warrant exercisable for less than one share of Common Stock.

        1C.    Exercise Notice.    Upon any exercise of this Warrant, the Purchaser shall deliver to the Company an Exercise Notice in substantially the form set forth as Exhibit I hereto, except that if the Warrant Shares are not to be issued in the name of the Registered Holder, the Exercise Notice shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all of the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

        SECTION 2.    Adjustment of Exercise Price and Number of Shares.    In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time, each as provided in this Section 2.

        2A.    Subdivision or Combination of Common Stock.    If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) the Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) the Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately decreased.

        2B.    Merger, etc.    Prior to the consummation of any Organic Change other than a Change of Control (as defined below), the Company shall make appropriate provision to ensure that each Registered Holder of Warrants shall thereafter have the right to acquire and receive upon exercise thereof, in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of

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Warrant Shares immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants had such Organic Change not taken place. In the event of a (i) merger or consolidation of the Company with or into another corporation pursuant to which the stockholders of the Company immediately price to such merger or consolidation control less than 50% of the voting securities of the surviving entity, (ii) sale of all or substantially all of the assets of the Company and its subsidiaries, or (iii) sale of all or substantially all of the Company's Common Stock (in each case a "Change of Control") then this Warrant and the purchase right represented hereby shall expire as of the effective date of the Change of Control.

        2C.    Notices.

            (i)  Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii)  The Company shall give written notice to the Registered Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any Organic Change, Change of Control, dissolution or liquidation.

          (iii)  The Company shall also give written notice to the Registered Holder at least twenty (20) days prior to the date on which any Organic Change, Change of Control, dissolution, or liquidation shall take place.

        SECTION 3.    Definitions.    The following terms have the meanings set forth below:

        3A. "Change of Control" shall mean with respect to any Person, the occurrence of, or the taking of any corporate action to facilitate, any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of that Person other than to a wholly owned subsidiary of such Person; (ii) the consolidation of that Person with another Person or the merger of that Person into another Person or of another Person into the first Person, or any such similar event pursuant to a transaction in which fifty percent (50%) or more of the voting shares of the Person are changed into or exchanged for cash, securities, or other property (other than any such transaction where the holders of the voting shares of the Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting shares of the surviving or resulting person or Person immediately after such transaction); (iii) the adoption of a resolution or plan by the shareholders of the Person concerning the liquidation, dissolution or winding up of that Person; or (iv) the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any Person (other than the first Person, any trustee or other fiduciary holding securities under an employee benefit plan of the first Person, or any corporation owned, directly or indirectly, by the shareowners of the first Person in substantially the same proportion as their ownership of stock of the first Person) is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the voting shares of the first Person. For purposes of this definition, any transfer of an equity interest of a Person that was formed for the purpose of acquiring voting shares of a Person shall be deemed to be a transfer of such portion of such voting shares as corresponds to the portion of the equity of such Person that has been so transferred.

        3B. "Common Stock" means the Company's Common Stock, $0.01 par value per share.

        3C. "Fair Market Value" means (i) the average of the closing sales prices of the Common Stock on all domestic securities exchanges on which the Common Stock is listed, or (ii) if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all

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such exchanges at the end of such day, or (iii) if on any day the Common Stock is not so listed, the sales price for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq National Market, or (iv) if the Common Stock is not reported on the Nasdaq National Market, the average of the representative bid and asked quotations for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq interdealer quotation system, or any similar successor organization, in each such case averaged over a period of twenty-one (21) trading days consisting of the day as of which "Fair Market Value" is being determined and the twenty (20) consecutive trading days prior to such day. Notwithstanding the foregoing, if at any time of determination either (x) the Common Stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and either listed on a national securities exchange or authorized for quotation in the Nasdaq system, or (y) less than 25% of the outstanding Common Stock is held by the public free of transfer restrictions under the Securities Act, then Fair Market Value shall mean the price that would be paid per share for the entire common equity interest in the Company in an orderly sale transaction between a willing buyer and a willing seller, taking into account the appropriate lack of liquidity of the Company's securities, using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale. Fair Market Value shall be determined by the Company's Board of Directors in its good faith judgment.

        3D. "Organic Change" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock.

        3E. "Person" means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization.

        3F. "Securities Act" means the Securities Act of 1933, as amended.

        3G. "Warrant Shares" means shares of the Company's Common Stock issuable upon exercise of this Warrant.

        SECTION 4.    No Voting Rights; Limitations of Liability.    This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

        SECTION 5.    Transferability.    This Warrant and the rights hereunder may not be transferred or assigned (other than a transfer pursuant to a public offering registered under the Securities Act, pursuant to Rule 144 or 144A promulgated under the Securities Act (or any similar rules then in effect), or to an affiliate of the Registered Holder), in whole or in part, without (i) compliance with applicable federal and state securities laws by the transferor and the transferee, and (ii) the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company. Notwithstanding anything herein to the contrary, this Warrant shall only be freely assignable by the original holder hereof to any of its affiliates, upon a Change of Control of such original holder to the successor(s) in interest of such original holder or as otherwise consented to by the Company.

        SECTION 6.    Legend.    Upon issuance, the Warrant Shares shall be imprinted with a legend substantially the following form:

  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY

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  SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

  together with any legend required under applicable state securities laws.

        SECTION 7.    Warrant Exchangeable for Different Denominations.    This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. At the request of the Registered Holder (pursuant to a transfer of Warrants or otherwise), this Warrant may be exchanged for one or more Warrants to purchase Common Stock. The date the Company initially issues this Warrant shall be deemed to be the date of issuance hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

        SECTION 8.    Replacement.    Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if the Registered Holder is a financial institution or other institutional investor its own Agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

        SECTION 9.    Notices.    Except as otherwise expressly provided herein, all notices and deliveries referred to in this Warrant shall be in writing and shall be delivered personally, by facsimile transmission (receipt verified), or sent by recognized express courier service requiring signature upon receipt, (i) to the Company, at its principal executive offices, and (ii) to a Registered Holder, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder). All notices shall be deemed effective upon receipt by the party to whom it is addressed.

        SECTION 10.    Amendment and Waiver.    Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Registered Holder.

        SECTION 11.    Warrant Register.    The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of Warrants. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

        SECTION 12.    Fractions of Shares.    The Company may, but shall not be required to, issue a fraction of a Warrant Share upon the exercise of this Warrant in whole or in part. As to any fraction of a share which the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value of a Warrant Share on the date of such exercise.

        SECTION 13.    Interpretation; Governing Law.    In this Warrant, the words "including" and "includes" shall be deemed to be followed by the phrase "without limitation." The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to affect the interpretation of this Warrant. This Warrant shall be governed by and interpreted in

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accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any suit brought by the Company arising under or relating to this Agreement shall be brought solely and exclusively in a State or Federal court of competent jurisdiction located in New York City, New York and any suit brought by Morgan Stanley arising under or relating to this Agreement shall be brought solely and exclusively in a State or Federal Court of competent jurisdiction located in San Francisco, California. THE COMPANY AND THE REGISTERED HOLDER HEREBY SUBMIT AND CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE AND FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK CITY, NEW YORK OR SAN FRANCISCO, CALIFORNIA IN CONNECTION WITH ANY DISPUTE UNDER THIS WARRANT

        SECTION 14.    Independent Advisors.    Each party has relied on its own counsel and tax advisors in connection to this Warrant.

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        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.

ADVENT SOFTWARE, INC. By Its Authorized Officer
Irv H. Lichtenwald Chief Financial Officer
Dated:
Attest:

EXHIBIT I

EXERCISE NOTICE

To:	Dated:

        The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-            ), hereby agrees to subscribe for the purchase of              Warrant Shares covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

Signature
Address

Exhibit I, Page 1

EXHIBIT II

ASSIGNMENT

        FOR VALUE RECEIVED,                                      hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-          ) with respect to the number of the Warrant Shares covered there by set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness

Exhibit II, Page 1

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
INDEX OF EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III EARNOUT
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO THE MERGER
ARTICLE V SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
ARTICLE X RECOURSE
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER
ARTICLE XII GENERAL PROVISIONS
  Exhibit A
  Exhibit B
  EXHIBIT I
  EXHIBIT II